Notice of 2003 Annual Meeting of Shareholders
                               and Proxy Statement









                                                                 Proxy Statement

                                                         Description of Business

                                            Management's Discussion and Analysis

                                2002 Consolidated Financial Statements and Notes

                        --------------------------------

                          WAVERIDER COMMUNICATIONS INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          To Be Held September 4, 2003

                        --------------------------------

To our Shareholders:

         You are cordially invited to attend the annual meeting of Shareholders of WaveRider Communications Inc. (the "Company") to be held at the Radisson Hotel Toronto East, 55 Hallcrown Place, Toronto, Ontario Canada M2J 4R1, on Thursday, September 4, 2003, at 2:00 p.m. The purpose of the annual meeting is to consider and vote upon the following matters, as more fully described in the accompanying proxy statement:

         (1) To elect six members to the board of directors, each to serve until the next annual meeting of shareholders or until his respective successor has been duly elected and qualified. The nominees the board proposes to present for election are: Gerry Chastelet, John E. Curry, Michael J. Milligan, Cameron A. Mingay, D. Bruce Sinclair and Dennis R. Wing.

         (2) To consider and act upon a proposed plan of recapitalization that will result in a reverse stock split of our common stock based on one of four ratios to be determined by our board of directors.

         (3) To consider such other matters as may properly come before the annual meeting or any adjournment thereof.

         The board of directors has fixed the close of business on July 7, 2003 as the record date for the determination of shareholders entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement thereof.

                             YOUR VOTE IS IMPORTANT!

         Please date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum at the meeting and so that your shares may be voted in accordance with your wishes. Doing so will assist the Company in reducing the expenses of additional proxy solicitation.

                                         BY ORDER OF THE BOARD OF DIRECTORS




                                        T. Scott Worthington
                                        Secretary

DATED: July 28, 2003
Toronto, Ontario Canada

                                    IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, TO ASSURE THAT YOUR SHARES WILL BE REPRESENTED, PLEASE DATE, FILL IN, SIGN AND MAIL THE ENCLOSED PROXY TO THE ADDRESS PROVIDED.

July 28, 2003

Dear Fellow Stakeholders:

The year 2002 will be remembered as a year of change, recovery and adjustment. While severe international issues dominated the world economic order, the telecommunications industry suffered another year of decline in most sectors. We are proud that WaveRider has not only survived these difficult times, but exited 2002 as one of the few companies in our industry that grew revenues and expanded its customer base.

Despite the major restructuring we undertook in 2002, we kept a very active product development program on track, achieved new product milestones with lower costs, and introduced software with new features and functions.

Our wireless broadband products have been installed by service providers in more than 45 states in the United States, and WaveRider has become recognized as the industry leader in non-line-of-sight technologies. In fact, more than 10,000 homes and small businesses throughout North America are using WaveRider modems to achieve high-speed connectivity to the Internet. We are starting to achieve our vision of "changing the way the world connects".

2003 promises to be no less challenging than last year, however, we are confident that we have taken many of the steps necessary to continue our drive to growth and profitability.

The customer and industry response to our products and our customer support has been strong. We are now in a position to build upon these experiences and expand to new markets through enhanced sales and marketing strategies, new products, and our ongoing dedication to our customers' satisfaction.

Diversification of our sales approach, through the implementation of a North American distribution strategy to complement our direct sales approach, positions us to further increase our share of the wireless market. In addition, with the acquisition of Avendo Wireless in 2003, and the new financing arrangements finalized during the first half of 2003, WaveRider has strengthened both its balance sheet and its capabilities to continue to enhance our current products and develop new, advanced non-line-of-sight products.

WaveRider's research and development resources will continue to focus on new designs that promise to achieve reduced product costs and increased functionality. We expect that these new products will help keep our leadership position and provide our customers with the ability to expand their addressable markets with lower cost service offerings.

In the meantime, we are hopeful that 2003 will bring about improved global economic stability and that large markets with limited broadband availability will begin to enjoy the benefits of high speed Internet service with WaveRider products.

As the industry shows signs of stability and recovery, we intend to continue to invest in WaveRider's foundation of technology, distribution and support capabilities. This growth will be achieved through a combination of internal growth, acquisitions and strategic alliances. Our goal is to expand our recent North American success with new products and new growth into international markets.

In order to reach these objectives, however, WaveRider may have to take another major restructuring step and reorganize its capital structure, as described in the attached proxy statement. To this end, WaveRider's Board of Directors is asking for your support for a resolution giving the Board of Directors the flexibility to modify the capital structure of the company. Your support will enable the Board of Directors to take steps to ensure the continued growth of our company and the attainment of our goals.

Thank you for your commitment to WaveRider. With the continued support of all WaveRider stakeholders - our shareholders, our employees, our customers, and our business partners - we will continue to "change the way the world connects".

Sincerely,

Bruce Sinclair
Chief Executive Officer

                                TABLE OF CONTENTS

                                                                            PAGE

ANNUAL MEETING PROCEDURES                                                     1
o        Introduction                                                         1
o        Solicitation of Proxies                                              1
o        Purpose of the Annual Meeting                                        1
o        Record Date                                                          1
o        Proxies                                                              1
o        Quorum                                                               2
o        Vote Required                                                        2
o        Revocation of Proxies                                                2
o        Interests Of Certain Persons In Matters To Be Acted Upon             2
o        Proposals Of Security Holders For 2004 Annual Meeting                2

PROPOSAL NO. 1-- ELECTION OF DIRECTORS                                        3
o        Nominees                                                             3
o        Board and Committees Meetings of the Board of Directors              4
o        Director Compensation                                                4
o        Certain Relationships And Related Transactions                       5

PROPOSAL NO. 2-- APPROVAL OF REVERSE STOCK SPLIT AT ONE OF FOUR RATIOS        5

AUDIT COMMITTEE                                                              11

o        Report                                                              11
o        Change in Accountants                                               12
o        Independent Accountants                                             12
o        Fees for Professional Services                                      13

COMPENSATION COMMITTEE
o        Report                                                              13
o        Compensation Committee Interlocks and Insider Participation         14

EXECUTIVE OFFICERS                                                           15
o        Executive Officer Compensation                                      15
         o        Summary Compensation Table                                 15
         o        Options Granted in 2002                                    16
         o        Aggregated Option Exercises in Last Fiscal Year and
                    Year End Option Values                                   16
         o        Employment Agreements                                      16
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT               17
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE                      18
PERFORMANCE MEASUREMENT COMPARISON                                           18
APPENDIX A - Text of Proposed Amendment of Articles of Incorporation
ADDITIONAL INFORMATION                                                       21
ATTACHMENTS                                                                  21

Description Of Business                                                     B-1
Management's Discussion And Analysis or Plan of Operations                  F-1
Financial Statements And Notes                                             F-12

                          WAVERIDER COMMUNICATIONS INC.

                          255 Consumers Road, Suite 500
                        Toronto, Ontario, Canada M2J 1R4

                        --------------------------------

                                 PROXY STATEMENT

                        --------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                         To be held on September 4, 2003

Introduction

     This proxy statement is being furnished to the shareholders of WaveRider Communications Inc., a Nevada corporation, in connection with the solicitation by our board of directors of proxies from holders of outstanding shares of our common stock, $0.001 par value, for use at our annual meeting of shareholders to be held at the Radisson Hotel Toronto East, 55 Hallcrown Place, Toronto, Ontario Canada M2J 4R1, on Thursday, September 4, 2003, at 2:00 p.m., and at any adjournment or postponement thereof. This proxy statement, the notice of annual meeting of shareholders and the accompanying form of proxy are first being mailed to our shareholders on or about July 28, 2003.

Solicitation of Proxies

     We will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this proxy statement and accompanying materials. In addition to the solicitation of proxies by use of the mails, our directors, officers and employees, without receiving additional compensation therefor, may solicit proxies personally or by telephone or telegram. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of common stock held by such persons, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

Purpose of the Annual Meeting

     At the annual meeting, we will submit two proposals to the shareholders:

         Proposal One:     To elect six directors; and
         Proposal          Two: To approve a proposed plan of recapitalization
                           that will result in a reverse stock split of our common stock based on one of four ratios to be determined by our board of directors.

Record Date

     The board of directors has fixed the close of business on July 7, 2003 as the record date for determination of shareholders entitled to notice of and to vote at the annual meeting. As of the record date, there were issued and outstanding 138,707,863 shares of common stock. The holders of record of the shares of common stock on the record date entitled to be voted at the annual meeting are entitled to cast one vote per share on each matter submitted to a vote at the annual meeting.

Proxies

     Shares of the common stock which are entitled to be voted at the annual meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR the election of each of the six director nominees, FOR the amendment to our articles of incorporation to effect a reverse stock split based on one of four ratios, and in the discretion of the proxy holder as to any other matters which may properly come before the annual meeting.

Quorum

     Our by-laws provide that a majority of the issued and outstanding shares of common stock entitled to vote, represented in person or by properly executed proxy, is required for a quorum at the annual meeting. We will treat shares of voting capital stock represented by a properly signed and returned proxy as present at the meeting for purposes of determining the existence of a quorum at the meeting. If a properly signed proxy is returned marked "abstain" with respect to any matter, or containing a broker non-vote on any matter, which are indications by a broker that it does not have discretionary authority to vote on a particular matter, we will nonetheless count the shares represented by the proxy as present or represented for purposes of determining the existence of a quorum.

Vote Required

     Under Nevada corporate law, once a quorum is established, shareholder approval with respect to a particular proposal is generally obtained when the votes cast in favor of the proposal exceed the votes cast against such proposal. However, the election of directors requires a plurality of the votes cast at the election. The six nominees receiving the highest number of votes will be elected. Shareholders are not allowed to cumulate their votes. Approval of the amendment to our articles of incorporation requires a vote in favor by the majority of the total outstanding shares. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors, amendment to our articles of incorporation, or any other matter presented for approval by the shareholders.

     We do not intend to submit any other proposals to the shareholders at the annual meeting. The board of directors was not aware, a reasonable time before mailing of this proxy statement to shareholders, of any other business that may properly be presented for action at the annual meeting. If any other business should properly come before the annual meeting, shares represented by all proxies that we receive will be voted with respect thereto in accordance with the best judgment of the persons named as attorneys in the proxies.

Revocation of Proxies

     A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the annual meeting by executing and returning a proxy bearing a later date, by filing with our Secretary, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the common stock covered thereby in person at the annual meeting.

Interests of Certain Persons in Matters to be Acted Upon

     No person who has been a director or executive officer since January 1, 2002 has any interest in the adoption of any of the proposals submitted to the shareholders except for Proposal No. 1 relating to the election of directors.

Proposals of Security Holders for 2004 Annual Meeting

     It is contemplated that the next annual meeting of shareholders will be held on or about June 30, 2004. Shareholders desiring to submit proposals for the proxy statement for our 2004 annual meeting of shareholders will be required to submit them to Scott Worthington, our Vice President and Chief Financial Officer, at our executive offices, 255 Consumers Road, Suite 500, Toronto, Ontario, Canada M2J 1R4, in writing on or before March 26, 2004. Any shareholder proposal must also be proper in form and substance, as determined in accordance with the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder. In order to avoid controversy as to the date on which we received a proposal, we suggest that shareholders desiring to submit proposals do so by certified mail, return receipt requested.

                 MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

                     PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     Our by-laws provide for the annual election of the board of directors. At the annual meeting, six directors will be elected to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. Each of the nominees for director identified below is currently a director.

     Shareholders do not have cumulative voting rights in the election of directors (each shareholder is entitled to vote one vote for each share held for each director). Unless authority is withheld, it is the intention of the persons named in the enclosed form of proxy to vote FOR the election of each of the persons identified as nominees for directors below. If the candidacy of any one or more of such nominees should, for any reason, be withdrawn, the proxies will be voted FOR such other person or persons, if any, as may be designated by the board of directors. The board has no reason to believe that any nominee herein named will be unable or unwilling to serve.

     The following sets forth information about each nominee for election as a director:


 Name                       Age   Position                        Director Since
 -------------------------------------------------------------------------------
 Gerry Chastelet (1) (2)    56    Director                              1999
 John E. Curry (2)          56    Director                              1999
 Michael J. Milligan        45    Director                              2003
 Cameron A. Mingay (1)      51    Director                              1999
 D. Bruce Sinclair          52    Chief Executive Officer, Director     1997
 Dennis R. Wing (2)         54    Director                              1999
 ---------------
(1) Member of the compensation committee. (2) Member of the audit committee.

         Gerry Chastelet has been one of our directors since April 1999. From December 1998 to January 2002, Mr. Chastelet was the President, Chairman and Chief Executive Officer of Digital Lightwave, Inc., a leading provider of fiber optic network analysis equipment. From December 1995 to October 1998, he served as President and Chief Executive Officer of Wandel and Goltermann Technologies, Inc., a global supplier of communication test and measurement equipment. He is currently on the boards of directors of Technology Research Corporation and Fiberspace Inc. Mr. Chastelet holds a degree in electronics engineering from Devry Institute of Technology and is a graduate of the University of Toronto Executive Masters in Business Administration program.

         John E. Curry has been a director since October 1999. His company, Hydrovane Self Steering Inc. (formerly Karina Ventures Inc.), recently acquired a business based in the United Kingdom that manufacturers and markets internationally a yacht self steering device. From 1985 to 1999, Mr. Curry was a partner with Bedford Curry & Co., Chartered Accountants, a Vancouver based firm specializing in public companies and business financings which he co-founded. Mr. Curry is a member of the British Columbia Institute of Chartered Accountants and has a Bachelors of Arts degree from the University of Western Ontario.

         Michael Milligan, has been one of our directors since July 2, 2003. Mr. Milligan is Executive Vice President of Kasten Chase, which he joined in 1995, and acts as Chief Financial Officer, General Counsel and Secretary. Prior to joining Kasten Chase, Mr. Milligan was a partner in the law firm of Cunningham, Swan, Carty, Little & Bonham in Kingston Ontario. He earned a Bachelor of Commerce degree at Carleton University and a Bachelor of Laws degree at Queen's University.

         Cameron A. Mingay has been one of our directors since April 1999. He also served as our Secretary from May 1999 until March 2003. Since July 1999, Mr. Mingay has been a partner at Cassels Brock & Blackwell LLP, Toronto, Ontario, Canada, specializing in securities and corporate commercial law, with an emphasis on public offerings, mergers and acquisitions, and corporate reorganizations. Prior to July 1999, Mr. Mingay was a partner at Smith Lyons LLP, Toronto, Ontario, Canada. He is currently on the board of directors of Kinross Gold Corporation. He completed his undergraduate degree at the University of Wisconsin and York University and earned his law degree from Queen's University.

         D. Bruce Sinclair has been a director since December 1997 and our Chief Executive Officer since November 1997. From December 1997 until October 2002, Mr. Sinclair also served as our President. Mr. Sinclair is an experienced management professional who has worked in sales and management with companies including IBM Canada, Nortel and Harris Systems Limited. From 1995 until November 1997, he operated his own independent consulting business. From 1988 to 1995, Mr. Sinclair was with Dell Computer Corporation where he held numerous positions including President of the Canadian subsidiary, Vice-President of Europe and head of Dell in Europe. He earned his Masters of Business Administration from the University of Toronto.

         Dennis R. Wing has been one of our directors since November 1999. Mr. Wing is President and Chief Executive Officer of Fahnestock Canada Inc., an investment bank. Previously, he was a founding partner and board member of First Marathon Securities Inc. and was its Director of International Operations for 18 years. He is also on the board of directors of Vengold Inc. and the University of Waterloo. He holds a Bachelor of Arts degree in economics from the University of Waterloo.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE SIX NOMINEES FOR DIRECTORS.

Board and Committee Meetings of the Board of Directors

     During the fiscal year ended December 31, 2002, the board of directors held eight (8) meetings and acted by unanimous written consent two times. Each director, with the exception of Mr. Milligan who joined the board in 2003, attended at least 75% of all board meetings during the fiscal year ended December 31, 2002.

     During 1999, the board established an audit committee and a compensation committee. The board does not have a nominating committee or any committee that functions as a nominating committee.

     The audit committee meets with our independent auditors at least annually to review the results of the annual audit and discuss the financial statements, recommends to the board the independent auditors to be retained, and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. During the fiscal year ended December 31, 2002, the audit committee was composed of Messrs. Chastelet, Curry, and Wing. The members of the audit committee are independent as defined in Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards. The audit committee operates under a written charter which was filed as an appendix to the proxy statement for our 2001 annual meeting of shareholders. The audit committee is governed by applicable provisions of the recently enacted Sarbanes-Oxley Act of 2002. The board of directors and the audit committee are currently reviewing the audit committee's charter in light of applicable provisions of the Act, and anticipate amending the charter to conform to the Act. The audit committee met four times during the fiscal year ended December 31, 2002.

     The compensation committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under our stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the board may delegate. During the fiscal year ended December 31, 2002, the compensation committee was composed of Messrs. Chastelet and Mingay. It met four times during the fiscal year ended December 31, 2002.

Director Compensation

         During the six months ended June 30, 2002, our non-employee directors each received $1,000 per meeting attended. Subsequent to June 30, 2002, the board of directors adopted a compensation plan for the directors which includes:
(i) a $2,500 annual retainer for each non-employee director, payable quarterly;
(ii) a $1,000 annual retainer for each committee chairman; (iii) a $1,000 meeting fee for each director who attends a board of directors or committee meeting in person; (iv) a $250 meeting fee for each director who attends a board of directors or committee meeting via telephone; and (v) effective the next annual meeting of shareholders, an award to purchase 50,000 shares of common stock for each non-employee director elected at the annual meeting. During the year, Messrs. Chastelet, Curry, Mingay and Wing were each awarded 25,000 stock options, under the Employee Stock Option (2000) Plan for their participation in the board of directors and each of its subcommittees.

Certain Relationships and Related Transactions

         There were no other transactions or series of transactions, for the fiscal year ended December 31, 2002, to which we are a party, in which the amount exceeds $60,000 and in which, to our knowledge, any director, executive officer, nominee, 5% or greater shareholder, or any member of the immediate family of any of the foregoing persons, have or will have any direct or indirect material interest.

  PROPOSAL NO. 2 - TO APPROVE AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO
              EFFECT A REVERSE STOCK SPLIT AT ONE OF FOUR RATIOS.

General

         Our board of directors has unanimously adopted a resolution declaring the advisability of, and submitting to the shareholders for approval, a proposal to amend our articles of incorporation to effect one of four recapitalizations within one year from the date of the 2003 annual meeting of shareholders pursuant to which either: (i) five shares of common stock will automatically be converted into one share of common stock; (ii) ten shares of common stock will automatically be converted into one share of common stock; (iii) fifteen shares of common stock will automatically be converted into one share of common stock; or (iv) twenty shares of common stock will automatically be converted into one share of common stock at the discretion of our board of directors. In addition, notwithstanding approval of this proposal by our shareholders, our board of directors may, in its sole discretion, determine not to effect, and abandon, the reverse stock split without further action by our shareholders. Once an amendment authorizing a reverse stock split is filed, the board of directors has no authority to file additional amendments without further shareholder approval. If an amendment authorizing a reverse stock split has not been filed by September 4, 2004, the authority of the board of directors under the existing shareholder resolution lapses.

Authorized Shares

         The reverse stock split would affect all issued and outstanding shares of our common stock and outstanding rights to acquire our common stock and the total number of authorized shares would remain 400,000,000. Upon the effectiveness of the reverse stock split, the number of authorized shares of our common stock that are not issued or outstanding would increase due to the reduction in the number of shares of our common stock issued and outstanding based on the reverse stock split ratio selected by our board of directors. As of July 7, 2003, we had 400,000,000 shares of authorized common stock and 138,707,863 shares of common stock issued and outstanding. We will continue to have 5,000,000 authorized shares of preferred stock after the reverse stock split.

Background

         Over the past three years market prices for stocks trading in the United States markets, particularly the telecommunications industry market, have generally declined. For example, during the three years ended December 31, 2002, the Nasdaq stock market and the Nasdaq telecommunications index have declined 67% and 89%, respectively. In order to reduce the number of shares of our common stock outstanding and thereby attempt to proportionally raise the per share price of our common stock, our board of directors believes that it is in the best interests of our shareholders for the board of directors to obtain the authority to implement a reverse stock split.

         Our board of directors believes that shareholder approval of several potential exchange ratios (rather than a single exchange ratio) provides them with the flexibility to achieve the desired results of the reverse stock split. If the shareholders approve this proposal, the reverse stock split will be effected, if at all, only upon a determination by our board of directors that the reverse stock split is in the best interests of our shareholders at that time. In connection with any determination to effect a reverse stock split, our board of directors will set the timing for such a split and select the specific ratio from among the four ratios set forth herein. No further action on the part of our shareholders will be required to either implement or abandon the reverse stock split. If our board of directors does not implement the reverse stock split prior to September 4, 2004, the authority granted in this proposal to implement the reverse stock split on these terms will terminate. Our board of directors reserves their right to elect not to proceed, and abandon, the reverse stock split if they determine, in their sole discretion, that this proposal is no longer in the best interests of our shareholders.

Purposes of the Reverse Stock Split

         Eligibility for Listing on the Nasdaq National Market or the Nasdaq SmallCap Market

         Our common stock is currently traded on the OTC Bulletin Board. Our board of directors believes that if the proposed reverse split is approved by our shareholders and the reverse split is effected, our common stock could have a greater likelihood of satisfying the Nasdaq National Market or the Nasdaq SmallCap Market initial listing criteria. Our board of directors believes that either the Nasdaq National Market or the Nasdaq SmallCap Market would provide a better trading market for our common stock, and the listing of our common stock on the Nasdaq National Market or the Nasdaq SmallCap Market could improve the liquidity of our common stock. However, even if the reverse split is effected there can be no assurance that our common stock will be accepted for listing on the Nasdaq National Market or the Nasdaq SmallCap Market. In addition, even if we are successful in listing our common stock on the Nasdaq National Market or the Nasdaq SmallCap Market there can be no assurance that our common stock will meet the requirements for continued listing on either market.

         Effect of Low Trading Price on Market for Our Securities

         Our board of directors believes that low trading prices of our common stock may have an adverse impact upon the efficient operation of the trading market in our securities. In particular, brokerage firms may charge a greater percentage commission on low-priced shares than that which would be charged on a transaction in the same dollar amount of securities with a higher per share price. Also, we believe that some brokerage firms may be reluctant to recommend purchases of low-priced stock to their clients or make a market in such shares. Such tendencies may adversely affect us. The reverse stock split may lessen these adverse effects if it results in a higher price per share of our common stock. You should note that the effect of the reverse stock split upon the market prices for our common stock cannot be accurately predicted. In particular, there can be no assurance that the market price per share of our common stock after the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split. For example, based on the closing market price of our common stock on July 9, 2003 of $0.40 per share, if our board of directors decides to implement the reverse stock split and selects a reverse stock split ratio of ten-for-one, there can be no assurance that the post-split market price of our common stock would be $4.00 per share or greater.

         If the reverse stock split is effected and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our common stock will, however, also be based on our performance and other factors, which are unrelated to the number of shares outstanding. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

         We can give no assurance that the reverse stock split will achieve the desired results which we outline herein. Nor can we give any assurance that the reverse stock split will not adversely impact the market price of our common stock or, alternatively, that any increased price per share of our common stock immediately after the proposed reverse stock split will be sustained for any prolonged period of time.

         In addition, the reverse stock split may have the effect of creating odd lots of stock (i.e., lots of fewer than 100 shares) for some shareholders and such odd lots may be more difficult to sell or have higher brokerage commissions associated with the sale of such odd lots.

         Greater Availability of Common Stock for Future Issuances

         As of July 7, 2003, there were 138,707,863 shares of our common stock issued and outstanding, and there were outstanding warrants, convertible preferred stock and options convertible into approximately 32,500,000 shares of our common stock. The terms of the Series D Convertible Preferred Stock provide that each share is convertible into a number of shares of our common stock determined by dividing $100 by the lower of $1.3772 or 95% of the average of the lowest three consecutive per share closing bid prices during the 22 trading day period immediately preceding the date the conversion notice is delivered. We have been issuing shares of our common stock upon the conversion of the Series D Preferred Stock based on the floating rate. If the closing bid price of our common stock declines, we will be obligated to issue more shares of our common stock upon conversion of the Series D Preferred Stock.

         If the reverse stock split is approved, our board of directors would have the authority to issue approximately 391,500,000 additional shares of common stock without further shareholder approval assuming a 20 for 1 reverse split. Our board of directors believes that the reverse stock split would provide sufficient shares for such corporate purposes as our board of directors may determine to be necessary or desirable. These purposes may include, without limitation, acquiring other businesses in exchange for shares of common stock or entering into collaborative arrangements with other companies or acquiring complementary technologies, products or businesses from third parties in exchange for common stock. We do not have any current commitments or agreements relating to any acquisitions. Other corporate purposes may include issuing shares of common stock in connection with business relationships, strategic alliances or other corporate partnering programs, and issuing shares of common stock to raise additional working capital for ongoing operations. We may also issue additional shares of common stock to attract and retain valuable employees through the issuance of additional stock options, both under our existing stock plans and under new plans or arrangements.

         Under the General Corporation Law of Nevada, the board of directors generally may issue authorized but unissued shares of common stock without further shareholder approval. Our board of directors does not currently intend to seek shareholder approval prior to any future issuance of additional shares of common stock, unless shareholder action is required in a specific case by applicable law, the rules of any exchange or market on which our securities may then be listed, or our articles of incorporation or by-laws then in effect.

         The issuance of any additional shares of common stock may, depending on the circumstances under which those shares are issued, reduce shareholders' equity per share and may reduce the percentage ownership of common stock of existing shareholders. However, we would receive consideration for any additional shares of common stock issued, which could reduce or eliminate the economic effect to each shareholder of such dilution.

         Institutional Investors and Investment Fund Interest

         Our board of directors believes that the higher share price of our common stock may meet investing guidelines for certain institutional investors and investment funds. While our board of directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds.

Material Effects of the Proposed Reverse Stock Split

         If approved and effected, the reverse stock split will be realized simultaneously for all of our common stock and the ratio will be the same for all of our common stock. The reverse stock split will affect all of our shareholders uniformly and will not affect any shareholder's percentage ownership interests in us, except to the extent that the reverse stock split would otherwise result in any of our shareholders owning a fractional share or option. As described below, shareholders otherwise entitled to fractional shares as a result of the reverse stock split will be entitled to cash payments in lieu of such fractional shares. Such cash payments will reduce the number of post-reverse stock split shareholders to the extent there are shareholders presently who would otherwise receive less than one share of our common stock after the reverse stock split. In addition, the reverse stock split will not affect any shareholder's percentage ownership or proportionate voting power (subject to the treatment of fractional shares). However, because the number of authorized shares of our common stock will not be reduced, the reverse stock split will increase our board of directors' ability to issue authorized and unissued shares without further shareholder action.

         The principal effects of the reverse stock split will be that:

o the number of shares of our common stock issued and outstanding will be reduced from approximately 138.71 million as of July 7, 2003 to a range of approximately 6.94 to 27.75 million, depending on the reverse stock split ratio determined by our board of directors;

o the number of shares that may be issued upon the exercise of conversion rights by holders of securities convertible into our common stock will, in the most part, be reduced proportionately based upon the reverse stock split ratio selected by our board of directors. In the case of the Series O warrants, the conversion rate and the number of warrants will be adjusted based on the average closing price of the common stock for the five trading days immediately after the reverse stock split compared to the closing price of the common stock for the five trading days immediately prior to the reverse stock split;

o based on the reverse stock split ratio selected by the board of directors, proportionate adjustments will be made to the per-share exercise price and the number of shares issuable upon the exercise of all outstanding options entitling the holders to purchase shares of our common stock, which will result in approximately the same aggregate price being required to be paid for such options upon exercise immediately preceding the reverse stock split; and

o the number of shares reserved for issuance under our employee stock option and employee stock purchase plans will be reduced proportionately based on the reverse stock split ratio selected by our board of directors.

         Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and as a result, we are subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934. The reverse stock split will not affect the registration of our common stock under the Securities Exchange Act of 1934, and we have no current intention of terminating our registration under the Securities Exchange Act of 1934.

Effect on Fractional Shareholders

         In lieu of issuing less than one whole share resulting from the reverse stock split to holders of a number of shares not evenly divisible by the ratio determined by our board of directors, we will determine the fair value of each outstanding share of common stock held immediately before the reverse stock split takes effect. We currently anticipate that the fair value of the outstanding common stock will be based on the average daily closing bid price per share of our common stock as reported by the primary trading market for our common stock for the ten (10) trading days immediately preceding the reverse stock split. In the event our board of directors determines that unusual trading activity would cause such amount to be an inappropriate measure of the fair value of our common stock, we may base the fair value of the outstanding common stock on the fair market value of the common stock as reasonably determined in good faith by our board of directors. Shareholders who hold a number of shares not evenly divisible based on the ratio determined by our board of directors immediately before the reverse stock split takes effect will be entitled to receive, in lieu of a fractional share, cash in an amount equal to the fair value of the outstanding common stock times the remainder left after dividing their total number of shares by a number based on the ratio determined by our board of directors.

         After the reverse stock split, you will have no further interest in us with respect to your cashed-out shares. A person otherwise entitled to a fractional interest will not have any voting, dividend or other rights except to receive payment as described above.

         If you do not hold a sufficient number of our shares to receive at least one share in the reverse stock split and you want to continue to hold our common stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed by the effective date:

o purchase a sufficient number of shares of our common stock so that you hold at least an amount of shares of our common stock in your account prior to the reverse stock split that would entitle you to receive at least one share of our common stock on a post-reverse stock split basis; or

o if applicable, consolidate your accounts so that you hold at least an amount of shares of our common stock in one account prior to the reverse stock split that would entitle you to receive at least one share of our common stock on a post-reverse stock split basis. Shares held in registered form (that is, shares held by you in your own name in our stock records maintained by our transfer agent) and shares held in "street name" (that is, shares held by you through a bank, broker or other nominee), for the same investor will be considered held in separate accounts and will not be aggregated when effecting the reverse stock split.

Effect on Our Employees and Directors

         If you are one of our employees, the number of shares reserved for issuance under our existing stock option plans and the employee stock purchase plan will be reduced proportionately based on the reverse stock split ratio selected by our board of directors. In addition, the number of shares issuable upon the exercise of options and the exercise price for such options will be adjusted based on the reverse stock split ratio selected by our board of directors.

Effect on Registered and Beneficial Shareholders

         Upon a reverse stock split, we intend to treat shareholders holding our common stock in "street name", through a bank, broker or other nominee, in the same manner as registered shareholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in "street name". However, such banks, brokers or other nominees may have different procedures than registered shareholders for processing the reverse stock split. If you hold your shares with such a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Our Preferred Shareholders

         If you are a holder of our Series D 5% Convertible Preferred Stock, the number of shares of our common stock each share of Series D Preferred Stock would be converted into would be decreased disproportionately depending on the reverse stock split ratio determined by our board of directors. The terms of the Series D Preferred Stock provide that each share is convertible into a number of shares of our common stock determined by dividing $100 by the lower of $1.3772 or 95% of the average of the lowest three consecutive per share closing bid prices during the 22 trading day period immediately preceding the date the conversion notice is delivered. We have been issuing shares of our common stock to the Series D preferred shareholder based on the floating rate. However, if 95% of the average of the lowest three consecutive per share closing bid prices during the 22 trading day period immediately preceding the date the conversion notice is delivered exceeds $1.3772 then we will issue a number of shares of our common stock upon based upon dividing $100 by $1.3772. This conversion ratio will be adjusted based on the reverse stock split ratio determined by our board of directors.

Effect on Our Debenture Holders

         If you are a holder of our Debentures, the number of shares of our common stock you would receive upon conversion of the Debenture would be decreased disproportionately depending on the reverse stock split ratio determined by our board of directors. The terms of the Debenture provide that it is convertible into a number of shares of our common stock determined by dividing the outstanding principal amount by $0.4318. However, if our closing bid price is less than $0.5182, we can either redeem for cash the portion of the Debenture that the holder has elected to convert based on 120% of such principal amount or issue shares of our common stock based on a conversion price equal to 95% of the average of the lowest three consecutive per share closing bid prices during the 20 trading day period immediately preceding the date the conversion notice is delivered. This conversion ratio will be adjusted based on the reverse stock split ratio determined by our board of directors.

Effect on Registered "Book-entry" Shareholder

         Our registered shareholders may hold some or all of their shares electronically in book-entry form under the direct registration system for securities. These shareholders will not have stock certificates evidencing their ownership of our common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

         If you hold registered shares in a book-entry form, you do not need to take any action to receive your post-reverse stock split shares or your cash payment in lieu of any fractional share interest, if applicable. If you are entitled to post-reverse stock split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

Effect on Registered Certificated Shares

         Some of our registered shareholders hold all their shares in certificate form or a combination of certificate and book-entry form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent, Corporate Stock Transfer, as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent. Upon receipt of your stock certificate, you will be issued the appropriate number of shares electronically in book-entry form under the direct registration system.

         No new shares in book-entry form will be issued to you until you surrender your outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent.

         If you are entitled to a payment in lieu of any fractional share interest, such payment will be made as described above under "Effect on Fractional Shareholders".

         At any time after receipt of your direct registration system statement, you may request a stock certificate representing your ownership interest.

SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Accounting Matters

         The reverse stock split will not affect the par value of our common stock. As a result, as of the effective time of the reverse stock split, the stated capital attributable to our common stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio selected by our board of directors, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of our common stock will be restated because there will be fewer shares of our common stock outstanding.

Potential Anti-Takeover Effect

         Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our board of directors or contemplating a tender offer or other transaction for our combination with another company), the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of us, nor is it part of a plan by management to recommend to our board and shareholders a series of amendments to our articles of incorporation. Other than the reverse stock split proposal, our board of directors does not currently contemplate recommending the adoption of any other amendments to our articles of incorporation that could be construed to affect the ability of third parties to take over or change our control.

Procedure for Effecting Reverse Stock Split

         If the shareholders approve the proposal to authorize the reverse stock split and our board of directors decides to implement the reverse stock split at any time prior to September 4, 2004, we will promptly file a certificate of amendment with the Secretary of State of the State of Nevada to amend our existing articles of incorporation and issue a press release. The reverse stock split will become effective on the date of filing the certificate of amendment, which is referred to as the "effective date." Beginning on the effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the form of the amendment to our articles of incorporation is set forth in Exhibit A to this proxy statement. The text of the form of amendment to our articles of incorporation certificate of amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Nevada and as the board of directors deems necessary and advisable to effect the reverse stock split, including the applicable ratio for the reverse stock split.

No Appraisal Rights

         Under the General Corporation Law of the state of Nevada, our shareholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide shareholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

         The following is a summary of certain material United States federal income tax consequences of the reverse stock split, and does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of such shareholder. Each shareholder is urged to consult with such shareholder's own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term United States holder means a shareholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

         We believe that the reverse stock split will constitute a reorganization within the meaning of section 368(a) (1)(E) of the Internal Revenue Code. As a result, other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a shareholder upon such shareholder's exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split will be the same as the shareholder's aggregate tax basis in the pre-reverse stock split shares exchanged therefor, reduced by any cash received and increased by any gain recognized by such shareholder. In general, shareholders who receive cash in exchange for their fractional share interests in the post-reverse stock split shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The shareholder's holding period for the post-reverse stock split shares will include the period during which the shareholder held the pre-reverse stock split shares surrendered in the reverse stock split.

         The receipt of cash instead of a fractional share of our common stock by a United States holder of our common stock will result in a taxable gain or loss to such holder for federal income tax purposes based upon the difference between the amount of cash received by such holder and the adjusted tax basis in the fractional shares as set forth above. The gain or loss will constitute a capital gain or loss and will constitute long-term capital gain or loss if the holder's holding period is greater than one year as of the effective date.

         We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal tax consequences of the reverse stock split. Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH SHAREHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO AMEND OUR ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT.

Report of the Audit Committee

         The board of directors appointed an audit committee to monitor the integrity of WaveRider's consolidated financial statements, its system of internal controls and the independence and performance of its internal and independent auditors. The audit committee also recommends to the board of directors the selection of independent auditors. The audit committee is governed by a written charter adopted by the board of directors. A copy of the charter was attached to the proxy statement for the 2001 annual meeting shareholders.

         The members of the audit committee are independent as defined in Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards.

         WaveRider's management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. WaveRider's independent auditors are responsible for auditing those financial statements. We are responsible for monitoring and reviewing these processes. We have relied, without independent verification, on the information provided to us and on the representations made by WaveRider's management and independent auditors.

         In fulfilling our oversight responsibilities, we discussed with representatives of Wolf & Company, P.C., WaveRider's independent auditors for fiscal 2002, the overall scope and plans for their audit of WaveRider's consolidated financial statements for fiscal 2002. We met with them, with and without WaveRider's management present, to discuss the results of their examinations and their evaluations of WaveRider's internal controls and the overall quality of WaveRider's financial reporting.

         We reviewed and discussed the audited consolidated financial statements for fiscal 2002 with management and the independent auditors.

         We discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended, including a discussion of their judgments as to the quality, not just the acceptability, of WaveRider's accounting principles and the other matters required to be discussed with audit committees under generally accepted auditing standards.

         In addition, we received from the independent auditors a letter containing the written disclosures required by Independence Standards board Standard No. 1, Independence Discussions with Audit Committees, and discussed the disclosures with them, as well as other matters relevant to their independence from management and WaveRider. In evaluating the independence of WaveRider's auditors, we considered whether the services they provided to WaveRider beyond their audit and review of WaveRider's consolidated financial statements was compatible with maintaining their independence. We also considered the amount of fees they received for audit and non-audit services.

         Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the audit committee charter, we recommended to the board of directors that WaveRider's audited consolidated financial statements for fiscal 2002 be included in WaveRider's annual report on Form 10-K.

                      Submitted by the Audit Committee of the Board of Directors

                      John E. Curry (Chairman)
                      Gerry Chastelet
                      Dennis R. Wing

Changes in Accountants

         On December 19, 2002, we dismissed PricewaterhouseCoopers LLP, Canada, our independent accountants. The report of PricewaterhouseCoopers on our consolidated statements as of and for the years ended December 31, 2001 and 2000 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The change in independent accountants was recommended by our audit committee and approved by our board of directors. In connection with our audit for the fiscal years ended December 31, 2001 and 2000 and through to December 19, 2002, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused PricewaterhouseCoopers to make reference to such disagreements in their report on the consolidated financial statements for such periods. During the two most recent years and through December 19, 2002, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

         We requested that PricewaterhouseCoopers furnish us with a letter addressed to the SEC stating whether or not they agreed with the above statements. A copy of this letter was filed as Exhibit 99-1 to our Form 8-K, filed with the SEC on December 24, 2002.

         On December 19, 2002, we engaged Wolf & Company, P.C. as our new independent accountants. The engagement of Wolf & Company was recommended by the audit committee and approved by the board of directors. During the fiscal years ended December 31, 2002 and 2001 and the interim period ended September 30, 2002, we have not consulted with Wolf & Company, P.C. regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that Wolf & Company, P.C. concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a "disagreement", as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of regulation S-K, or a "reportable event", as that term is defined in Item 304 (a)(1)(v) of Regulation S-K.

                             INDEPENDENT ACCOUNTANTS

         The board of directors has selected Wolf & Company, P.C. to serve as independent auditors for the fiscal year ended December 31, 2003. Wolf & Company, P.C. served as our independent auditors for the fiscal year ended December 31, 2002. We expect that Wolf & Company, P.C. will be present at the meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

Fees for Professional Services

     The following table provides the fees we paid to Wolf & Company, P.C., our independent auditors, for professional services rendered during fiscal 2002.

       Audit fees (1) ................................................ $106,937
       Financial information systems and implementation fees ............  $Nil
       All other fees (2) ...............................................  $Nil
     (1) Audit of annual financial statements and review of quarterly financial statements during fiscal 2002.

--------------------------------------------------------------------------------
    (2) Includes tax related services, review of registration statements and participation at meetings of the board of directors and audit committee.

    The audit committee has determined that Wolf & Company's provision of services to us not related to its audit of our financial statements was at all relevant times compatible with that firm's independence.

     The following table provides the fees we paid to PricewaterhouseCoopers LLP, our former independent auditors, for professional services rendered during fiscal 2002.

       Audit fees....................................................  $146,515
       Financial information systems and implementation fees ........      $Nil
       All other fees ................................................. $47,352

--------------------------------------------------------------------------------
     (1) Audit of annual financial statements and review of quarterly financial statements during fiscal 2002.

    (2) Includes tax related services, review of registration statements and participation at meetings of the board of directors and audit committee.

     The audit committee has determined that PricewaterhouseCoopers LLP's provision of services to us not related to its audit of our financial statements was at all relevant times compatible with that firm's independence.

Report of the Compensation Committee

         The compensation committee has general responsibility for WaveRider's executive compensation policies and practices, including making specific recommendations to the board of directors concerning salaries and incentive compensation for WaveRider's executive officers. The following report is made by Messrs. Chastelet and Mingay, as the members of the compensation committee during fiscal 2002, and summarizes WaveRider's executive officer compensation policies for fiscal 2002.

         Compensation objectives. WaveRider's executive compensation programs are generally designed to relate a substantial part of executive compensation to improvements in WaveRider's financial performance and corresponding increases in shareholder value. Decisions concerning executive compensation are intended to:

o establish incentives that will link executive officer compensation to WaveRider's financial performance and that will motivate executives to attain WaveRider's annual financial targets;

o        establish incentives to encourage long term strategic planning; and

o provide a total compensation package that is competitive among comparable companies and that will assist WaveRider in attracting and retaining executives who will contribute to WaveRider's long-term financial success.

         Section 162(m) of the Internal Revenue Code limits WaveRider's tax deduction for compensation in excess of $1.0 million paid to WaveRider's chief executive officer and WaveRider's four other most highly compensated executive officers at the end of any fiscal year unless the compensation qualifies as "performance-based compensation." The compensation committee's policy with respect to Section 162(m) is to make every reasonable effort to cause compensation to be deductible by WaveRider while simultaneously providing executive officers of WaveRider with appropriate rewards for their performance.

         Executive compensation programs. WaveRider's compensation package consists of three principal components:

o        salary;
o        discretionary bonuses; and
o        stock options.

         WaveRider's executive officers are also eligible to participate in other employee benefit plans, including health and life insurance plans and a stock purchase plan, on substantially the same terms as other employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under these plans.

         In establishing base salaries for executives, the compensation committee monitors salaries at other companies, particularly companies in the same industry and companies located in the same geographic area as WaveRider. In addition, for each executive the compensation committee considers historic salary levels, work responsibilities and base salary relative to other executives at WaveRider. To some extent, the compensation committee also considers general economic conditions, WaveRider's financial performance and each individual's performance.

         WaveRider's executive officer compensation policy emphasizes bonuses and stock options which align the interests of management with the shareholders' interest in the financial performance of WaveRider for the fiscal year and the longer term. Consistent with this approach, in fiscal 2002, a substantial part of the cash compensation that the executive officers were eligible to earn was tied to WaveRider's performance.

         In fiscal 2002, stock options were a component of WaveRider's approach to compensation for all executive officers. We recommended that WaveRider grant stock options to Messrs. Sinclair, Brown, Chinnick and Worthington in order to provide them additional long-term incentives to act in the best interests of WaveRider's shareholders. See "Option grants in last fiscal year." In determining the size of the stock option grants recommended for these executive officers, we emphasized the seniority, responsibilities and performance of the executives, as well as the number and exercise price of outstanding stock options previously granted to the executive officers. The compensation committee believes that stock options provide a significant incentive to executive officers to continue their employment with WaveRider and create long-term value for its shareholders.

         Chief Executive Officer compensation. Consistent with WaveRider's overall executive officer compensation policy, WaveRider's approach to the Chief Executive Officer's compensation package in 2002 was to be competitive with other companies in the industry. The compensation committee believes that this approach provided additional incentive to Mr. Sinclair to achieve WaveRider's performance goals and enhance shareholder value. Mr. Sinclair's salary was designed to assure him of a base level of compensation commensurate with his position and duration of employment with WaveRider and compete with salaries for officers holding comparable positions in the industry.

              Submitted by the Compensation Committee of the Board of Directors

              Cameron A. Mingay (Chairman)
              Gerry Chastelet

Compensation Committee Interlocks and Insider Participation

     Our compensation committee is currently composed of Messrs. Chastelet and Mingay. Messrs. Chastelet and Mingay are both non-employee directors. In 2002, none of our officers or employees participated in the deliberations of the compensation committee concerning the compensation of our executive officers. No interlocking relationship existed between our board or compensation committee and the board of directors or compensation committee of any other company in 2002.

                               EXECUTIVE OFFICERS

         In addition to D. Bruce Sinclair, certain information is furnished with respect to our executive officers:

Name                  Age  Position                                Officer Since
D. Bruce Sinclair      52  Chief Executive Officer, Director             1997
Charles W. Brown       47  Executive Vice President                      1998
T. Scott Worthington   48  Vice President, Chief Financial Officer,
                             Corporate Secretary                         1998

         Executive officers are appointed by the board of directors and serve at the discretion of the board or until their respective successors have been duly elected and qualified. There are no family relationships among the executive officers and directors.

         Charles W. Brown has been our Executive Vice President since October 2002. From February 1998 until October 2002, he was our Vice President, Sales and Marketing. From 1994 until February 1998, Mr. Brown was the first Vice President and Chief Information Officer of Clearnet Communications. Prior to this, Mr. Brown held numerous senior Sales and Marketing positions including Vice President of Sales and Marketing for Trillium Communications from 1993 until 1994 and Director of Strategic Planning and Marketing for BCE Mobile from 1990 until 1993. Mr. Brown has a Masters in Business Administration from the University of Western Ontario.

         T. Scott Worthington has been our Vice President and Chief Financial Officer since January 1998 and our Corporate Secretary since March 2003. From 1988 to 1996, he worked at Dell Computer Corporation in Canada where he held numerous positions including Chief Financial Officer of Dell's Canadian subsidiary. After leaving Dell, he was a financial and business consultant. Mr. Worthington is a Chartered Accountant.

Executive Officer Compensation

         The following table sets forth certain information concerning the compensation for services rendered in all capacities to us for the fiscal years ended December 31, 2002, 2001, and 2000, of each of the named executive officers.

                           Summary Compensation Table

                                         Annual Compensation        Long Term
                                    (amounts in U.S. dollars)(1)  Compensation

Name and Principal Position    Year      Salary        Bonus     Stock Options

Bruce Sinclair                 2002     $185,401      $31,468      100,000
      CEO/Director             2001     $174,387           $0      375,000
                               2000     $235,627      $67,322      500,000

Charles Brown                  2002     $122,274      $15,974      600,000
Executive Vice President       2001     $117,943           $0      225,000
                               2000     $138,683      $42,692      200,000

Scott Worthington              2002     $102,077       $6,294      600,000
Vice President & CFO           2001      $89,800           $0      225,000
                               2000     $111,665      $25,784      200,000

(1) In accordance with regulations promulgated by the SEC, perquisites are not included if the aggregate amount is less than the lesser of $50,000 or 10% of salary and bonus.

Option Grants in Fiscal 2002

         The following table summarizes each grant of stock options made during the year ended December 31, 2002 to each of the named executive officers.



            Option/SAR Grants in Last Fiscal Year (Individual Grants)

                                  Percent of
                                  total
                  Number of       options                                               Potential realizable value
                  securities      granted to   Exercise   Market                          at assumed annual rates
                  underlying      employees    or base    price on                      of stock price appreciation
                  options         in fiscal    price      date of     Expiration              for option term
                  granted         year         ($/sh)     grant           date         0%          5%           10%
                  -------------------------------------------------------------------------------------------------

Bruce Sinclair    (1)   100,000    2.4%        $0.16      $0.16         02/28/12          0      $10,062       $25,500

Charles Brown     (1)   100,000    2.4%        $0.16      $0.16         02/28/12          0      $10,062       $25,500
                  (2)   500,000   12.2%        $0.01      $0.09         11/06/12    $40,000      $68,300      $111,718

Scott Worthington (1)   100,000    2.4%        $0.16      $0.16         02/28/12          0      $10,062       $25,500
                  (2)   500,000   12.2%        $0.01      $0.09         11/06/12    $40,000      $68,300      $111,718

(1) Options vest on February 28, 2007.
(2) Options vest during fiscal 2003.


Option Exercises and Fiscal Year-End Values

         The following table sets forth certain information regarding exercisable and unexercisable stock options held as of December 31, 2002, by each of the named executive officers. The value of unexercised in-the-money options has been calculated by determining the difference between the exercise price per share payable upon exercise of such options and the last sale price of the common stock on December 31, 2002, as reported on the over-the-counter bulletin board ($0.11 per share). No stock options were exercised by named executive officers during 2002.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

                                            Number of securities      Value of
                                                underlying          unexercised
                                                unexercised        in-the-money
                                              options/SARs at    options/SARs at
                     Shares                   fiscal year end    fiscal year end
                   acquired on     Value        exercisable/       exercisable/
Name              exercise (#)   realized ($)   unexercisable      unexercisable
--------------------------------------------------------------------------------

Bruce Sinclair (1)    0            $0        2,583,333 / 266,667         $0 / $0

Charles Brown         0            $0        1,082,933 / 816,667    $0 / $50,000

Scott Worthington     0            $0        1,260,733 / 716,667    $0 / $50,000

(1) Included in Mr. Sinclair's options are 775,000 options received from other shareholders.

Employment Arrangements

         D. Bruce Sinclair. In November 1997, we entered into an employment agreement with Mr. Sinclair whereby he will serve as our President and Chief Executive Officer for an initial term of one year subject to annual extensions thereafter. In October 2002, Mr. Sinclair reduced his day-to-day involvement and ceased using the title President. While his original base salary was Can. $300,000 with a bonus plan of Can. $200,000, his current salary is Can. $150,000 until such time as our cash position allows payment in accordance with his employment agreement. In the event that we terminate Mr. Sinclair without cause, we will pay him severance in an amount equal to one year's salary plus one month's salary for each year of employment in excess of twelve years service. Upon termination of Mr. Sinclair's employment for cause, we will have no obligation to Mr. Sinclair. The board of directors has agreed to amend Mr. Sinclair's agreement to provide that in the event that Mr. Sinclair's employment is terminated, other than for cause, we will pay him severance in an amount equal to three years' salary. In addition, Mr. Sinclair may participate in our employee fringe benefit plans or programs generally available to our employees.

         Charles W. Brown. In February 1998, we entered into an employment agreement with Mr. Brown in substantially the same form as that described for Mr. Sinclair. In the event that we terminate Mr. Brown without cause, we will pay him severance in an amount equal to one year's salary plus one month's salary for each year of employment in excess of twelve years service. In October 2002, Mr. Brown was named our Executive Vice President.

         T. Scott Worthington. In January 1998, we entered into an employment agreement with Mr. Worthington in substantially the same form as that described for Mr. Sinclair. Mr. Worthington serves as our Vice President and Chief Financial Officer. The board of directors has agreed to amend Mr. Worthington's agreement to state that in the event that Mr. Worthington's roles and responsibilities are reduced after our change of control, we will pay him severance in an amount equal to two years' salary.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of July 7, 2003, information with respect to our common stock owned beneficially by each director or nominee for director, by our Chief Executive Officer, by all officers and directors as a group and by each person known by us to be a beneficial owner of more than 5% of the outstanding shares of common stock. Except as otherwise indicated below, each person named has sole voting and investment power with respect to the shares indicated.



                                                                     Amount of Common Stock       % of Common Stock
Name and Address of Beneficial Owner (1)                              Beneficially Owned (2)          Outstanding
----------------------------------------                             -----------------------      ------------------
D. Bruce Sinclair (3)                                                       5,387,889                    3.80%
Gerry Chastelet (5)                                                           200,000                    0.14%
John Curry (6)                                                                170,000                    0.12%
Michael J. Milligan                                                                 0                    0.00%
Cameron A. Mingay (4)                                                         249,000                    0.18%
Dennis Wing (5)                                                               150,000                    0.11%
Charles Brown (7)                                                           1,668,297                    1.19%
T. Scott Worthington (8)                                                    1,845,470                    1.31%
                                                                     ----------------                ---------

                                                                            9,670,656                    6.63%
                                                                     ----------------               ----------
All Directors and Executive Officers (7 persons)

Crescent International Limited (9)                                        11,942,700                     8.50%
Clarendon House, 2 Church Street,
Hamilton H 11, Bermuda
------------------

(1) Each director's and officer's address is c/o WaveRider Communications Inc., 255 Consumers Road, Suite 500, Toronto, Ontario, Canada M2J1R4.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC") that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of July 7, 2003 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3) Consists of 2,290,611 shares of common stock, 505,611 shares of common stock issuable upon exercise of warrants and 2,591,667 shares of common stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of July 7, 2003.

(4) Consists of 25,000 shares of common stock, 46,500 shares of common stock issuable upon exercise of warrants and 177,500 shares of common stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of July 7, 2003.

(5) Consists of shares of common stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of July 7, 2003.

(6) Consists of 20,000 shares of common stock and 150,000 shares of common stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of July 7, 2003.

(7) Consists of 75,628 shares of common stock, 126,402 shares of common stock issuable upon exercise of warrants and 1,466,267 shares of common stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of July 7, 2003.

(8) Consists of 75,001 shares of common stock, 126,402 shares of common stock issuable upon exercise of warrants and 1,644,067 shares of common stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of July 7, 2003.

(9) Consists of 10,190,000 shares of common stock and 1,752,700 shares of common stock issuable upon conversion of 5,800 shares of Series D 5% convertible non-voting preferred stock which are currently convertible. The number of shares is calculated based on 95% of the average of the 3 lowest consecutive closing bid prices for the 22 trading days prior to July 7, 2003.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires officers, directors and persons who beneficially own more than 10% of a class of our equity securities registered under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on a review of the forms we have received and on representation from certain reporting persons, we believe that, during the year ended December 31, 2001, all Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial owners were complied with by such persons.

                      PERFORMANCE MEASUREMENT COMPARISON(1)

     The following table shows the total shareholder return of an investment of $100 in cash on December 31, 1997 for: (a) our common stock, (b) the Nasdaq Stock Market (U.S.) Index, and (c) the Nasdaq Telecommunications Index. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN*
              AMONG WAVERIDER COMMUNICATIONS INC., THE NASDAQ STOCK
           MARKET (U.S.) INDEX AND THE NASDAQ TELECOMMUNICATIONS INDEX

                         Nasdaq Stock          Nasdaq
            WaveRider    Market (US$)    Telecommunications
            ---------    ------------    ------------------
Dec-97      $ 100.00      $ 100.00            $ 100.00
Dec-98      $ 234.38      $ 139.63            $ 163.38
Dec-99      $ 200.89      $ 259.13            $ 331.18
Dec-00      $ 131.14      $ 157.32            $ 151.15
Dec-01      $  22.32      $ 124.20            $  77.18
Dec-02      $   9.82      $  85.05            $  35.48



* $100 Invested on 12/31/97 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

(1) The material in this section is not "soliciting material", is not deemed "filed" with the SEC, and is not to be incorporated by reference into any of our filings the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our outstanding shares of common stock, par value $.001 per share, are traded under the symbol "WAVC.OB" in the over-the-counter market on the OTC Electronic Bulletin Board by the National Association of Securities Dealers, Inc. Prior to April 10, 2002, our common stock traded on the Nasdaq National Market System. The following table sets forth the closing high and low bid prices of our common stock for the periods indicated, as reported by the NASD. These quotations are believed to be representative inter-dealer prices, without retail mark-up, markdown or commissions and may not represent prices at which actual transactions occurred:

                              2002 Bid                        2001 Bid
                          High        Low                 High        Low
 First Quarter           $0.46       $0.16               $2.69       $1.25
 Second Quarter          $0.18       $0.08               $1.81       $1.03
 Third Quarter           $0.17       $0.09               $1.28       $0.31
 Fourth Quarter          $0.20       $0.07               $0.50       $0.21

         We had approximately 1,200 common shareholders of record as of July 7, 2003. This number does not include shareholders whose shares are held in street or nominee names.

         While there are no restrictions on our ability to pay dividends other than those common to all companies incorporated under the laws of the State of Nevada, we have not paid dividends to common stock shareholders in the last two years. We do not expect to pay a cash dividend on our common stock in the foreseeable future and the payment of dividends in the future will depend on our earnings and cash requirements.



                             Selected Financial Data

                                                                                 Year ended December 31
                                                          2002           2001          2000           1999         1998
                                                   --------------  --------------   -----------  -----------  -----------
Revenue                                            $    9,008,915  $    7,804,017   $ 4,132,992  $ 1,716,045  $   205,882

Cost of revenue                                         6,778,794       5,956,495     5,239,048    1,294,815       75,467
                                                   --------------  --------------   -----------  -----------  -----------

Gross margin                                            2,230,121       1,847,522   (1,106,056)      421,230      130,415

Expenses                                               13,479,823      23,142,172    30,523,604    8,373,080    4,607,933
                                                   --------------  --------------   -----------  -----------  -----------
Net loss before income taxes and
 extraordinary item                                  (11,249,702)     (21,294,650)  (31,629,660)  (7,951,850)  (4,477,518)

Deferred income tax recovery                                   -                -       157,045      504,000            -
                                                   --------------  --------------   -----------  -----------  -----------
Net loss before
 extraordinary item                                  (11,249,702)     (21,294,650)  (31,472,615)  (7,447,850)  (4,477,518)

Loss on extinguishment of debt                                 -         (198,300)            -            -            -
                                                   --------------  --------------   -----------  -----------  -----------
Net loss                                           $ (11,249,702)    $(21,492,950) $(31,472,615) $(7,447,850) $(4,477,518)
                                                   ==============  =============== ============= ============ ============

Basic and diluted loss per share
  before extraordinary item                        $       (0.11)  $       (0.371)  $     (0.59) $     (0.25) $     (0.18)
                                                   ==============  =============== ============= ============ ============
Basic and diluted loss per share
For extraordinary item                             $            -  $      (0.003)   $         -  $         -  $         -
                                                   ==============  =============== ============= ============ ============
Basic and diluted loss per share                   $       (0.11)  $       (0.374)  $     (0.59) $     (0.25) $     (0.18)
                                                   ==============  =============== ============= ============ ============
Weighted Average Number

  of Common Shares                                   105,261,523       60,269,617    53,203,750   34,258,565   29,485,320
                                                   ==============  =============== ============= ============ ============



BALANCE SHEET DATA:

                                                                                As at December 31,
                                                          2002           2001          2000           1999         1998
                                                   --------------  --------------   -----------  -----------  -----------

    Cash and cash equivalents                      $   1,025,604   $    2,244,625   $ 7,720,902  $ 5,540,917  $ 3,047,257
                                                   --------------  --------------   -----------  -----------  -----------
    Working capital                                      780,148        1,931,418     7,331,220    5,222,841    2,259,824
    Property, plant & equipment                          885,475        1,671,088     2,395,373      978,160      808,531
    Total assets                                       4,645,220       10,618,503    20,933,045   10,080,516    4,146,834

    Convertible promissory notes                               -                -     1,835,299            -            -
    Long term capital leases                               6,004           36,312       224,347       18,625       12,555

    Shareholders' Equity                               1,659,619        7,596,472    12,182,589    8,298,382    3,098,368


         Our current operations commenced in 1997 with the acquisition of Major Wireless Communication Inc. and JetStream Internet Services Inc. In 1999, we purchased Transformation Techniques, Inc. (TTI) and in 2000 we purchased ADE Network Technology Pty Ltd. Refer to note 4 of the attached financial statements for more details about the acquisition of subsidiaries.

         When we acquired Major Wireless Communication Inc., in 1997, the founders agreed to put their shares into an escrow agreement. As we reached each of the milestones under the escrow agreement, we released a specific percentage of the shares and up until 2002 the value of those shares, at the time of release, was included in goodwill or compensation expense. As a result of our director's decision to extend the escrow agreement, in 2002 the accounting for the releases changed and the value was charged directly to compensation expense or to selling, general and administration expense. Depending on the price of the shares of common stock at the time of release, the value assigned to the escrow release varied dramatically. During 2002, we released 5,381,250 shares of common stock from the escrow agreement (2001 - 2,250,000, 2000 - 900,000). This resulted in a charge of $172,500 to compensation expense (2001 - $629,000, 2000
- $ 712,500) and a charge to selling, general and administrative expense of $710,813. Due to the change in accounting, there was no increase of goodwill in 2002 (2001 - $2,201,500, 2000 - $2,493,750). Also, due to a change in accounting principals, effective January 1, 2002, goodwill ceased to be amortized on an ongoing basis, but was reviewed for impairment. In prior years, the release of the escrow shares and the resulting goodwill had resulted in a significant increase in amortization expense (2001 - $2,385,495, 2000 - $1,455,305).

         During the third quarter of fiscal 2002, as a result of the continued and, more recently, sharp decline in the telecommunications sector, we determined that we could not continue our operations at our current level without further funding and that, given the state of the telecommunications sector and the financial markets, it was unlikely that additional funding would be available. As such, we took a number of actions to reduce costs and restructure our operations. Included in these actions was a complete revision of the operating plans of WaveRider Communications (Australia) Pty Ltd. (formerly ADE Network Technology Pty Ltd.), our wholly owned subsidiary in Australia, which we view as an independent reporting unit and for WaveRider Communications Inc. In each case, we compared the expected net present value of the discounted future cash flows of the restructured operations to the current net assets of the respective operations after a revision of all key assumptions underlying management's goodwill valuation judgments, including those relating to short and longer-term growth rates and discount factors reflecting increased risks in a declining market. As a result of management's analysis, it was determined that an impairment charge of $4,069,696 was required on the basis that the carrying value of goodwill exceeded its fair value, which was determined to be nil.

         In 2000, we wrote off $1,028,430 of acquired core technology and goodwill, related to our purchase of TTI. In 2000, we also extended our employee stock option (1997) plan, which resulted in a charge to the consolidated statement of loss in the amount of $11,099,858.

         Our financing activities have resulted in a significant number of non-cash accounting charges amounting to $263,607 in 2002 and $5,410,846 in 2001. The change in the accounting for the release of escrow shares and the financing activities resulted in financing expenses of $331,041 in 2002 (2001 - $5,493,373, 2000 - $274,347).

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         We do not use any derivative financial instruments or other market risk sensitive instruments.

                                   APPENDIX A

                           FORM OF PROPOSED AMENDMENT

         RESOLVED: That the Articles of Incorporation of WaveRider Communications Inc. (the "Corporation") be amended on or prior to September 4, 2004 to provide for a plan of recapitalization pursuant to which either: (i) five shares of common stock will automatically be converted into one share of common stock; (ii) ten shares of common stock will automatically be converted into one share of common stock; (iii) fifteen shares of common stock will automatically be converted into one share of common stock; or (iv) twenty shares of common stock will automatically be converted into one share of common stock and thereby deleting the first paragraph of Article FIFTH thereof and inserting in its place the following paragraphs based on the reverse stock split ratio determined by the board of directors in their sole discretion. Notwithstanding the foregoing, the board of directors may, in its sole discretion, determine not to effect, and abandon, the reverse stock split without further action by the shareholders of the Corporation:

         "FIFTH, The aggregate number of shares of capital stock of all classes which the Corporation shall have authority to issue is FOUR HUNDRED AND FIVE MILLION (405,000,000), of which FOUR HUNDRED MILLION (400,000,000) shares having a par value of $0.001 per share shall be of a class designated "Common Stock" (or "Common Shares") and FIVE MILLION (5,000,000) shares having a par value of $0.001 per share shall be of a class designated "Preferred Stock" (or "Preferred Shares"). All shares of the Corporation shall be issued for such consideration or considerations as the Board of Directors may from time to time determine.

         "At the same time as the filing of this Amendment to the Articles of Incorporation of the Corporation with the Secretary of State of Nevada becomes effective, each: (i) five, (ii) ten, (iii) fifteen, or (iv) twenty shares of common stock of the Corporation, par value $.001 per share (the "Old Common Stock"), issued and outstanding or held in the treasury of the Corporation immediately prior to the effectiveness of such filing, shall be combined, reclassified and changed into one (1) fully paid and non-assessable share of Common Stock.

         "Each holder of record of a certificate or certificates for one or more shares of the Old Common Stock shall be entitled to receive as soon as practicable, upon surrender of such certificate, a certificate or certificates representing the largest whole number of shares of Common Stock to which such holder shall be entitled pursuant to the provisions of the immediately preceding paragraph. Any certificate for one or more shares of the Old Common Stock not so surrendered shall be deemed to represent one share of the Common Stock for each:
(i) five, (ii) ten, (iii) fifteen, or (iv) twenty shares of the Old Common Stock previously represented by such certificate.

         "No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon such combination and reclassification of the Old Common Stock into shares of Common Stock. Instead of issuing any fractional shares of Common Stock which would otherwise be issuable upon such combination and reclassification, the Corporation shall pay to the holders of the shares of Old Common Stock which were thus combined and reclassified cash in respect of such fraction in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a manner prescribed by the Board of Directors) at the close of business on the date such combination and reclassification becomes effective.

         "The designations, voting powers, preferences, optional or other special rights and qualifications, limitations, or restrictions of the above classes of stock shall be as follows:"

                             ADDITIONAL INFORMATION

         We will mail, without charge, a copy of the Annual Report on Form 10-K (without exhibits), to any shareholder solicited hereby who requests in writing. Please submit any such written request to Investor Relations, WaveRider Communications Inc., 255 Consumers Road, Suite 500, Toronto, Ontario, Canada M2J 1R4.

                             DESCRIPTION OF BUSINESS

Background

We were originally incorporated under the laws of the State of Nevada on August 6, 1987, as Athena Ventures Inc. By the end of 1996, the Company had become inactive but was still listed on the OTC Bulletin Board.

In February 1997, we entered into negotiations to purchase Major Wireless Communications Inc. Major Wireless was organized in British Columbia, Canada, as a private company in 1996 to address an existing and growing market need to provide cost-effective, high-speed wireless Internet links. To finance the acquisition of and ongoing development of products by Major Wireless we completed, in February 1997, the sale of common share and preferred share units.

In May 1997, we completed the acquisition of Major Wireless through a share exchange and entered into an escrow arrangement, which restricted the conversion of the preferred shares received by the former shareholders of Major Wireless into common stock until certain performance milestones were achieved. Subsequently, we changed the Company's name to WaveRider Communications Inc. and Major Wireless Inc's name to WaveRider Communications (Canada) Inc.

On June 11, 1999, WaveRider acquired Transformation Techniques, Inc., or TTI, through a merger with our newly created subsidiary WaveRider Communications
(USA) Inc. On October 1, 2000, we acquired ADE Network Technology Pty Ltd. or ADE of Melbourne, Australia, a privately held wireless infrastructure company. Subsequently, we changed the name of ADE to WaveRider Communications (Australia) Pty Ltd.

Our executive offices are located at 255 Consumers Road, Suite 500, Toronto, Ontario, Canada, M2J 1R4. Our telephone number is (416) 502-3200 and our Web Site address is www.waverider.com.

WaveRider Communications Inc. - Our Business

We design, develop, market and support fixed wireless Internet access products. Our products are designed to deliver efficient, reliable, and cost-effective solutions to bring high-speed Internet access to markets around the world.

We are focused on providing the solution to the "last mile" problem faced by traditional wired telecommunications services: how to profitably build out a network that provides the level of services demanded by end users. In medium to small markets, and in areas of the world with limited or no existing telecommunications infrastructure, the cost to install or upgrade wired services to provide the level of access customers expect can be prohibitive.

We believe that our fixed wireless Internet access products are faster and less expensive to deploy than traditional wired services, with a lower cost-per-user to install, deploy and manage.

Our wireless network products are designed to operate in the license-free ISM radio spectrum, which facilitates a more rapid and low-cost market introduction for service providers than for licensed or hardwire solutions. Our products utilize direct sequence spectrum or DSS communications, which ensures reliable, secure, low-interference communications.

Our Products

Our current product portfolio includes the Last Mile Solution or LMS product line and the Network Communications Links, or NCL product line. These product families are designed to deliver scalable, high-speed, fixed wireless Internet access to all sizes of businesses, home offices and residential users.

Both our LMS and NCL product families include our proprietary technologies developed at our research and development facility.

Last Mile Solution

 The LMS product family has evolved from our earlier product offerings, the LMS2000 and LMS3000 systems to our dual-band LMS4000 wireless network system. The LMS4000 is designed to enable service providers to deliver high-speed Internet access to both business and residential customers utilizing multiple frequency bands. This multi-frequency approach enables WaveRider to support our customers' needs to provide differentiated service offerings to large, medium and small businesses as well as residential and SOHO users.

When operating in the 2.4GHz band the LMS4000 delivers raw data throughput speeds of up to 11 megabits per second (Mbps) via line-of-sight connectivity. Such speeds support the Internet access requirements of the large and medium business market segments.

While operating in the license-free 900 MHz spectrum the LMS4000 delivers data throughput speeds up to 2.0 Mbps and delivers non-line-of-sight communication between the communications access point and the end-user modem. This eliminates the need for an external antenna and thereby permits the end-user to install the equipment residing at their office or home themselves.

The LMS4000 supports a variety of services including Internet access for e-mail, large file transfers, web browsing, streaming audio and streaming video. The LMS4000 is optimized for Internet Protocol or IP Networks. Connectivity is provided to network users via an LMS end user modem designed specifically for business or residential use.

The LMS4000 is designed to be highly scalable, allowing network operators to begin with a small initial network and gradually build out a larger network with more users over time. There are no limits as to the number of network subscribers that can be supported by an LMS4000 network due to its cellular-like architecture, which allows for the efficient re-use of radio channels.

NCL Products

The NCL product family is a series of wireless bridges and routers designed specifically for use by Internet service providers, network managers and information technology managers. Offering point-to-point and point-to-multipoint line of sight wireless connectivity in the 2.4 to 2.485 GHz license-free frequency band, our NCL products can be used to establish wide area networks and building-to-building links. The NCL can connect a single computer or computer network to other single computers or computer networks.

The operating system built into the NCL products incorporates a complete Simple Network Management Protocol, or SNMP, compliant managed routing solution, which facilitates the installation and use of these products. The operating system also integrates Internet Protocol or IP, which provides a variety of network routing capabilities.

We launched our first product, the NCL135, during the first quarter of 1999. The latest product in our NCL family, the NCL1170 bridge/router, was launched in May 2001. The NCL1170 delivers high-speed wireless connections for LAN-to-LAN and LAN-to-Internet connectivity. The NCL1170 delivers throughput speeds up to 8.0 mbps, using our proprietary radio technology that uses an 11 mbps radio. The product can be used for point-to-point and point-to-multipoint applications and to extend Ethernet networks without additional telephone lines.

Our Market

The market for our fixed wireless access products is driven by the worldwide demand for Internet access as well as the increasing demand for high speed Internet access. Our target market in North America is comprised of cities with a population of fewer than 150,000, suburban areas of larger cities and industrial parks. In these markets, our products address the demands of organizations and consumers who require broadband access to the Internet, but do not have access to cable or digital subscriber line connections from traditional service providers. We believe this market includes 40% of North American homes and businesses.

In many international markets, the telecommunications infrastructure is inadequate or unavailable for basic Internet access. There are large parts of less developed regions in India, Africa, South East Asia and South America that have only limited and high cost Internet access. In these markets, our wireless products have a significant cost advantage over wired technologies. Accordingly, we believe our international target markets are potentially even broader than our North American target markets.

Internet access prices can be broken down into three components: access equipment, Internet access provision and telephone service charges. In relative terms, the costs to get connected are much higher in developing countries. While prices may not differ drastically in absolute terms, there is a large gap between high and low income countries when costs relative to per capita income are considered. In our view, fixed wireless access technology is well positioned to bridge the gap between those who have access to high-speed services and those who do not, and to provide the means to overcome the obstacles to gain basic access to the Internet. We believe there are significant advantages, such as reduced cost and faster deployment, to our fixed wireless access technology over traditional wired access.

In summary, the key demand drivers for fixed wireless access include:

o        Growth in the number of Internet users world wide,
o        Growing demand for high speed Internet access,
o        Scarcity of access  technologies  that are capable of  efficiently  and
         economically   delivering   more  than  1  Mbps,
o        Lack  of  wireline infrastructures  in  developing  countries,  and
o Lack of suitable broadband access technologies in rural and suburban areas in North America.

In meeting these market requirements, our fixed wireless access product line offers several benefits as a communications technology:

o Instant blanket coverage without digging up streets or leasing capacity from competitors,
o A pay-as-you-grow deployment model, which allows for low-cost market entry with incremental costs matched to incremental revenues,
o Bandwidth increments that address the requirements of small and mid-size businesses,
o Point-to-multipoint technology allowing for burstable, bandwidth on demand services, which are specially suited towards a data-centric environment,
o Wireless technology which enables those who do not have access to copper, coaxial or fiber optic wire to participate in the high-speed Internet access market,

o Significant cost advantages through the use of license-free radio frequencies, and
o Easy to set up, non-line-of-sight modems resulting in further significant cost savings by avoiding expensive truck rolls to install customer premise equipment.

Currently, our products operate in the unlicensed spectrum, specifically 900 MHz and 2.4 GHz. We believe that our 900 MHz products in particular could enjoy wide acceptance because of their non-line-of-sight and easy to set up features. Deployments that combine business and consumer subscribers can be shown to offer a viable and profitable business case for service operators.

Our Market Strategy

We believe that we are in a position to meet the Internet access needs of organizations and consumers in North America and abroad. In North America, our products address the demands of users who require broadband access to the Internet, but do not have access to cable or digital subscriber line connections from traditional service providers. These customers are typically found in smaller cities in North America, and in most suburban and semi-rural areas where there are few Internet access options other than traditional telephone dial-up connections.

In many international markets, the basic telecommunications infrastructure is inadequate or unavailable for basic Internet access. In these markets, our wireless products have a significant cost advantage over wired technologies. In addition, they can be deployed rapidly and be maintained easily.

Our approach to the market uses a direct and indirect sales model consisting of strategic industry partnerships and key relationships: direct to strategic partners such as carriers and Internet service providers and indirect to channel partners including distributors, value added resellers and system integrators.

For the LMS product family, we market directly to Internet service providers, telephone companies (including competitive local exchange carriers, independent local exchange carriers and independents) cellular providers and emerging carriers (municipal governments and power utilities). In some international markets, we expect to form alliances with local partners who will provide sales, support and installation services for LMS systems.

The LMS system provides an attractive and profitable business model for operators. Our system enables the operator to provide high-speed wireless Internet access to both the business and consumer/residential markets. Also, the system's scalability allows an operator to launch a wireless network with a relatively small investment and grow the network as the number of subscribers increase.

Target Customers

Wireless Carriers - Internet access provides wireless carriers with the opportunity to expand their service offerings and revenue base. Wireless carriers are an attractive target market for us because they have wireless expertise and an existing infrastructure that can be used to build a wireless Internet access service using our equipment.

Rural cellular providers in the United States provide the largest potential in this segment. There are approximately 428 Rural Service Areas in the United States. The cost to develop and build an advanced rural communication network infrastructure is substantial. Our systems enable the rural cellular providers to establish a wireless Internet access service to meet the demand for broadband services at a relatively low cost per subscriber.

Wireline Carriers (Independent Telephone Companies) - Independent regional telephone companies offer a significant potential market for our wireless service package. This target is attractive for us because of the market serviced by these companies where there is an unmet need for broadband services, and because the challenges they face in expanding the range of services to customers.

In the United States there are nearly 1,000 independent telephone companies ranging in size from fewer than 50 customers to more than 50,000. These companies provide telephone service to nearly five million rural Americans. In Canada there are approximately 50 independent telephone companies of which nine are municipally owned and the rest are privately owned. In addition to basic telephone service, many independents offer other communications services including cellular, paging, cable television, and Internet access services.

Several characteristics make rural communities different from urban areas. Greater distances between centers and smaller more scattered populations make single lines more expensive given the longer cable loops required which reduce the advantage of volume concentration. Because of this and regulatory changes, much less upgrading and modernization has been done in rural areas.

Internet Service Providers - ISPs fall into three categories: (i) national backbone providers, (ii) regional networks, and (iii) independent service providers. Independent and regional providers act as intermediaries between the owners of the transmission networks over which Internet traffic is passed and the owners of the traffic that is available on the World Wide Web. For this reason, in the Internet service provider market, we are targeting national and regional operators who understand that the value of incorporating a wireless strategy to enhance their position in the marketplace reduces their dependence on independent local exchange carriers.

The demand for high-speed access has provided additional challenges, opportunities and threats to Internet service providers. As telephone companies roll out digital subscriber line services and cable companies offer their own Internet access services, the independent internet service provider has an opportunity to partner with us to remain a competitive player in the high-speed access market. In regions that lack a communications infrastructure for high-speed access, our solution provides independent and regional Internet service providers with an opportunity to satisfy the demand for high-speed Internet access. We offer additional benefits to Internet service providers. An Internet service provider can go beyond just being an access provider to becoming a communications provider with control over their own infrastructure by implementing a wireless Internet access system.

Emerging Carriers - Over the past year we have seen the emergence of two new carrier segments.

First, Municipal Governments segment where municipal governments are building and operating or partnering with carriers to build broadband wireless networks in order to provide broadband services to their residential and business taxpayers. The driving force behind this segment is the need to attract new taxpayers to the municipality, a task that is greatly hampered if broadband access is not available.

Second, power utilities (distributors, co-ops, etc.) are expanding their capabilities and deploying wireless broadband networks. In this case, these entities are utilizing existing infrastructure such as towers, right of ways, and network management systems to build out broadband networks upon which they can offer Internet access services to their customer base.

International Sales Strategies

Our target markets outside of North America, for our LMS4000 product family, are predicated on spectrum availability. Most parts of South America, the Caribbean and Latin America provide the 900MHz spectrum on a license exempt basis, with rules that are compatible with our LMS product offering.

We believe that our revenue potential in these international markets can be quite significant because the telecommunications infrastructure required for Internet access is underdeveloped. However, we recognize that international business has longer sales cycles and requires a local presence for major LMS deals.

In 2000, we acquired ADE Network Technology Pty, LTD. in Australia, a wireless product integrator. This acquisition has provided a strong base of customers and staff to exploit NCL and third party wireless product market opportunities in Australia and South East Asia.

See Note No. 21 to our attached Consolidated financial statements, entitled "Segmented Information", for a list of the foreign countries from which we derive revenues.

Professional Services

Our professional services group is an important component in our sales and marketing strategy, and, in our opinion, provides an important competitive advantage.

Our professional services strategy is to deliver flexible, cost effective and market driven service offerings. We believe that we are positioned to deliver this support strategy globally. During the last few months a number of key programs have been launched to meet the time to market requirements of our products.

We have formed key global partnerships with General Dynamics' Worldwide Telecommunications Systems (an ISO 9001 company) and Comsearch-SCIENTECH to provide global engineering design and installation services of our LMS and NCL products. These two global service partners work under our program management office. This office is staffed with our program managers and systems engineers and is responsible for contracting directly with our customers for these services.

The program management office, coupled with our global service partners, has the international capabilities to provide:

Application engineering;                   System and program planning and
                                           implementation management;

Path survey, design and engineering;       Network engineering, operations
                                           and wireless services;

Permitting;                                Civil works (engineering and
                                           construction);

Line of sight verification;                Backhaul;

Site inspection and audit;                 Installation, testing and acceptance;

Structured cable installation; and         Final documentation.

Manufacturing and Distribution

We have entered into long term manufacturing agreements with Solectron Corporation, or Solectron, and Adeptron Technologies Corporation (formerly Electronic Manufacturing Group), or Adeptron, to manufacture, package and distribute our products. We have a long term distribution agreement with Alliance Corporation, or Alliance, for the pick, pack and shipment of our products.

Solectron (www.solectron.com) provides a full range of global manufacturing and supply-chain management services to the world's premier high-tech electronics companies. Solectron's offerings include new-product design and introduction services, materials management, high-tech product manufacturing, and product warranty and end-of-life support. Solectron, the first two-time winner of the Malcolm Baldrige National Quality Award, has a full range of industry-leading capabilities on five continents. Its headquarters are in Milpitas, California.

Adeptron Technologies Corporation (www.adeptron.com) is an ISO 9002 registered Electronics Manufacturing Services company that provides a complete range of integrated product development and delivery services to the global technology and electronics industry. Such services include design, rapid prototyping, manufacturing and assembly, testing, product assurance, supply chain management, worldwide distribution and after-sales service. Located in Markham, Ontario, Canada, Adeptron's manufacturing facility employs 200 people. Adeptron brings extensive insight to the principles of wireless manufacturing and production.

Through our association with Solectron and Adeptron, we have the capability to meet the demands of a rapidly growing Internet market, with high quality products which are efficiently manufactured.

We provide our contract manufacturers with ongoing production forecasts to enable them to forecast and procure required parts. Under the terms of the Agreements with the contract manufacturers, we have committed to assume liability for all parts required to manufacture our forecast products for 13 weeks and all final assembly costs for the forecast products for four weeks, on a rolling basis.

Alliance Corporation (www.alliancecorporation.ca) is a value-added distribution and logistics resource that has historically focused on the Wireless Communications and Broadcast Industries. Starting in 2000, Alliance has and continues to make substantial investments to develop a similar strength in the Broadband Communications Industry with particular emphasis on wireless solutions. Adding skilled technical and engineering services to its offering, Alliance is positioned to support Systems Integrators as they develop wireless solutions for their enterprise customers including ISPs.

Competition

There is intense competition in the data communications industry. We compete not only with other fixed wireless Internet companies, but also with companies that deliver hard-wired technologies (wire or fiber optic cable). Competition is based on design and quality of the products, product performance, price and service, with the relative importance of each factor varying among products and markets.

We compete against companies of various sizes in each of the markets we serve. Many of these companies have much greater financial and other resources available to help them withstand adverse economic or market conditions. These factors, in addition to other influences such as increased price competition and market and economic conditions could potentially impair our ability to compete.

Our major competitors include Alvarion and Proxim.

Regulation of Wireless Communications

Currently, our technology is deployed in the highly regulated license free frequency bands. As such, our products are not subject to any wireless or transmission licensing in the United States, Canada and many other jurisdictions worldwide. The products do, however, have to be approved by the Federal Communications Commission, for use in the United States, Industry Canada, for use in Canada, and other regulatory bodies for use in other jurisdictions, to ensure they meet the rigorous requirements for use of these bands.

Continued license-free operation will be dependent upon the continuation of existing government policy and, while we are not aware of any policy changes planned or expected, this cannot be assured. License-free operation of our products in the 902 to 928 MHz and the 2.4 GHz bands are subordinate to certain licensed and unlicensed uses of the bands and our products must not cause harmful interference to other equipment operating in the bands and must accept interference from any of them. If we should be unable to eliminate any such harmful interference, or should our products be unable to accept interference caused by others, we or our customers could be required to cease operations in the bands in the locations affected by the harmful interference. Additionally, in the event the 902 to 928 MHz or the 2.4 GHz bands becomes unacceptably crowded, and no additional frequencies are allocated, our business could be adversely affected.

Research and Development

In 2002 and into fiscal 2003, we have concentrated our efforts on sustaining engineering and product enhancement in three development areas:

o increasing the speed, reliability and user capacity of the networks to allow more users at greater throughput speeds; o enhancing the network capabilities of the systems to support new developing applications, and o reducing the cost of our product offerings to provide pricing flexibility and higher margins.

Over 2002, we integrated our Research and Development facilities with our sales, marketing and support organization in Toronto. Our Research and Development spending declined significantly in 2002 and we expect it to stay at these reduced levels through fiscal 2003.

Research and Development expenditures in 2002, excluding depreciation, amortization and non-cash stock based compensation amounted to $1,494,880 compared with $4,471,567 in 2001 and $6,127,360 in 2000.

Summary

We are a wireless technology company that develops, manufactures and markets products to take advantage of the world-wide growth of the Internet, increasing acceptance of wireless technology, and the demand for high speed, Internet access.

We believe that providing the "last mile solution" is the key to capitalize on the opportunities presented by today's rapidly changing telecommunications marketplace. The ability to provide a full suite of products and services that will quickly enable all types of users to conduct business, access services and communication is key to securing a dominant market position. The demands of the customer are growing beyond traditional voice communication, as today's end user wants access to a growing set of services that require high-speed access. As a result, we have developed a family of fixed wireless access products capable of providing wireless high-speed Internet access to businesses, organizations and consumers.

With an early-to-market family of products that include the world's first non-line-of-sight, easy to set up, wireless Internet network available today, we are well positioned to take a leadership position in the fixed wireless access market. Further, cost advantages are derived from operating in the unlicensed frequencies and result in one of the only viable and profitable wireless Internet networks available to service providers today.

Employees

We currently have approximately 50 employees located in our head office in Toronto, Ontario and our sales offices and subsidiaries in the United States, Canada and Australia, as well as at our subsidiary, JetStream Internet Services in Salmon Arm, British Columbia.

The majority of these employees are involved in the design, development and marketing of our line of wireless data communications products.

                                          Management Discussion and Analysis F-1

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

General

We incurred a net loss for the year ended December 31, 2002 of $11.2 million on revenues of $9.0 million compared to a net loss for the year ended December 31, 2001 of $21.5 million on revenues of $7.8 million and a net loss for the year ended December 31, 2000 of $31.5 million on revenues of $4.1 million. Our reported results for 2002 included non-cash expenses in the amount of $6.2 million (2001 - $10.8 million, 2000 - $17.9 million).

On October 15, 2002, we announced a restructuring plan that included headcount reductions and salary deferrals. On November 6, 2002, principally as compensation for accepting salary deferrals or reductions, our board of directors authorized the award of 2,525,000 stock options, exercisable at $0.01 per share, to our staff and certain management.

Over 2002, we integrated our Calgary based Research and Development facilities with our sales, marketing and support organization in Toronto. Our Research and Development spending declined significantly in 2002 and we expect it to stay at these reduced levels through fiscal 2003.

Our cash balance decreased to $1.0 million compared to $2.2 million at December 31, 2001 and $7.7 million at December 31, 2000.

Escrow Share Agreement - When our current operations were established in May 1997, the initial founders chose to put their shares into an escrow agreement, which would only release the shares to them upon achievement of certain milestones. This display of commitment to us was viewed as necessary to allow us to raise the funds needed to develop our products and markets. In September 2001, in recognition of the ongoing commitment of the founders, the Board of Directors authorized a two year extension of the escrow agreement, as was contemplated in the original agreement. With the extension of the escrow agreement, the charges resulting from the final release of escrow shares were to be charged directly to selling, general and administrative expenses and not recorded as goodwill.

As we reached each of the milestones under the escrow agreement, we released a specific percentage of the shares and the value of those shares, at the time of release, was included in goodwill or compensation expense. Depending on the price of the common shares at the time of release, the value assigned varied dramatically. During 2002, we released the remaining 5,381,250 shares of common stock from the escrow agreement (2001 - 2,250,000, 2000 - 900,000). This resulted in a charge of $172,500 to compensation expense (2001 - $629,000, 2000
- $712,500) and a charge of $710,813 to selling, general and administrative expenses. In prior years, the non-compensation charges resulted in an increase of goodwill in the amount of $2,201,500 in 2001 and $2,493,750 in 2000.

Revenue

Total revenue increased 15.4% in 2002, compared to 2001, primarily due to the strong growth of sales of our LMS 4000 network system in North America. North American revenues grew 145% in 2002 to $5.9 million, while International revenues declined 42% on a year on year basis, down to $3.1 million. Revenue in the fourth quarter of 2002 increased 37.8% compared to the third quarter of 2002 and 61.6% compared to the fourth quarter of 2001.

We expect to see continued strong growth in the North American markets as we continue to increase our customer base and our customers increase the size of their networks. Internationally, we expect revenue to stabilize at current levels and then slowly grow in the second half of 2003 as our initiatives into South and Central America start to achieve results.

Revenues in 2001 increased 89% compared to 2000, primarily due to the commercial release of our LMS3000 network system and to the continued expansion of our sales and marketing.

Cost of Sales

We recorded a gross margin of $2,230,121 in 2002 compared to $1,847,522 in 2001 and a gross margin deficiency in 2000 of $1,106,056. As a percentage of revenue, gross margins grew to 24.75% in 2002 compared to 23.7% in 2001 and a 26.8% deficiency in 2000. Gross margins in the fourth quarter of 2002 were 27.6% compared to 14.3% in the third quarter of 2002 and 7.4% in the fourth quarter of 2001.

                                          Management Discussion and Analysis F-2

With the growth of the LMS 4000 as a percentage of our total revenues, we expect that gross margins, as a percent of revenue, will continue to strengthen. We anticipate reducing the cost of the LMS 4000 end user modem, which is the most significant component of a LMS 4000 network, through economies of scale and design simplification. These cost reductions will be used to enhance margins and to provide selective volume discounts to drive higher unit sales.

Cost of Sales in 2000 was adversely affected by the $1,568,739 write-off of TTI technology related inventories and warranty provisions.

Expenses

Selling, general and administrative -- Selling, general and administrative expenses, excluding non-cash stock related charges, declined to $6,212,458 in 2002 (2001 - $8,239,747, 2000 - $8,605,887). Included in the 2002 expenses was a charge of $710,813 related to the release of escrow shares as more fully discussed under "Escrow Share Agreement" above.

On October 15, 2002, we announced a restructuring plan that included headcount reductions and salary deferrals. Included in the plan was a commitment to pay terminated employees deferred severance payments of approximately $167,000. These amounts were accrued in the fourth quarter of 2002 and will be paid during the fourth quarter of 2003. Additionally, we have deferred and expensed $34,400, and will defer and expense an additional $48,600 during the first quarter of 2003, in compensation to senior staff, which we will not pay until the fourth quarter of 2003. We have also structured our sales compensation to reduce fixed salary costs and increase the variable achievement-based component.

In September 2001, we reduced our staff by 56%, our executive staff waived all salaries, bonuses and other cash compensation for a period from October 1 to December 14 and other senior managers accepted a 25% pay decrease for the same period. During 2000, we expanded our sales operations in the United States and internationally and, in the fourth quarter, acquired ADE Technologies in Australia. The additions were put in place to provide us with the trained sales and support representatives required to sell and service the LMS network products.

Employee stock-based compensation -As discussed above, we entered into an escrow arrangement with our founding shareholders and employees. In addition, we awarded certain employees options that vested based on the same milestones from the escrow arrangement. Each time a milestone was achieved, shares were released and options vested; and the portion that related to our employees was charged to the statement of loss as "Employee stock-based compensation". During 2002, we completed all of the remaining milestones and, as a result, charged $172,500 to the statement of loss. In 2001, we achieved one of the milestones resulting in a $629,000 charge to the statement of loss. In 2000, we charged $712,500 to the statement of loss, as a result of an escrow release. In addition, during 2000, the extension of our 1997 Option Plan resulted in non-cash accounting charges in the amount of $11,099,858.

Research and development -We moved to a level of sustaining engineering in the second half of 2001, with Research and Development costs, excluding stock related expenses, depreciation and amortization, in 2002 amounting to $1,494,880 (2001 - $4,471,567, 2000 -$6,127,360). During 2002, we closed our Calgary facility and transitioned the operations to our Toronto location. We anticipate that we will continue to maintain our 2002 level expenditures through 2003.

Write-off of goodwill - During the third quarter of 2002, as a result of the continued and, more recently, sharp decline in the telecommunications sector, we determined that we could not continue our operations at current levels without further funding and that, given the state of the telecommunications sector and the financial markets, it was unlikely that additional funding would be available. As such, we took a number of actions to reduce costs and restructure our operations. Included in these actions was a complete revision to the operating plans of WaveRider Communications (Australia) Pty Ltd. (formerly ADE Network Technology Pty Ltd.), our wholly owned subsidiary in Australia, which is viewed as an independent reporting unit, and for WaveRider Communications Inc. In each case, we compared the expected net present value of the discounted future cash flows of the restructured operations to the current net assets of

                                          Management Discussion and Analysis F-3

the respective operations after revising all key assumptions underlying management's valuation judgments, including those relating to short and longer-term growth rates and discount factors reflecting increased risks in a declining market. As a result of management's analysis, it was determined that an impairment charge of $4,069,696 was required on the basis that the carrying value of goodwill exceeded its fair value, which was estimated to be nil.

Restructuring charges - In conjunction with our decision to relocate our research and development facility to Toronto and to shut down our Calgary operations and our further decision, in the third quarter of 2002, to further restructure our operations, we incurred restructuring costs of $362,588. In addition to the approximately $167,000 in deferred severance for employees terminated in the third quarter of 2002, we incurred costs of $76,940 to terminate the Calgary lease, $50,900 in other severance costs, $28,454 for moving of fixed assets and corporate records and $39,294 in other termination related costs.

Depreciation and amortization - In 2002, we adopted the provisions of SFAS No. 142 and, as such, ceased to amortize goodwill. In prior years, the release of the escrow shares and the resulting goodwill had resulted in significant amortization expenses of $2,385,495 in 2001 and $1,455,305 in 2000.

With our restructuring, in 2002, we have disposed of certain excess fixed assets and reduced our depreciation expense to $763,845 (2001 - $1,147,943, 2000 - $709,333).

Interest expense - During 2002, we redeemed the balance of our promissory notes and accreted the $263,607 fair value of the notes to financing expense. In addition, we paid $56,076 in repayment premiums and various ongoing operating interest charges. This, along with other miscellaneous financing expenses, resulted in financing expenses in 2002 amounting to $331,041 (2001 - $5,493,373, 2000 - $274,347).

Included in interest expense for 2001was $5,410,846 in non-cash charges related to our financing activities.



Supplementary financial information

                                                                     (unaudited)
                                                                 Three Months Ended
                                             March             June          September        December(1)
                                      --------------      ------------     ------------      ------------
Fiscal 2002
Net revenues                          $    1,612,988      $  2,344,867     $  2,124,410      $  2,926,651
Gross profit                                 461,255           659,615          302,856           806,395
Net loss                                  (2,933,323)       (1,414,129)      (6,037,909)         (864,341)
Net loss per common share                      (0.04)            (0.01)           (0.05)            (0.01)
Weighted average shares outstanding       79,322,684       110,182,830      114,790,464       116,262,533

Fiscal 2001
Net revenues                          $    1,830,403      $  2,473,418     $  1,689,209      $  1,810,987
Gross profit                                 441,001           834,674          437,090           134,757
Loss before extraordinary item            (8,984,708)       (5,243,205)      (4,489,006)       (2,577,731)
Extraordinary item                                 -                 -                -          (198,300)
Net loss                                  (8,984,708)       (5,243,205)      (4,489,006)       (2,776,031)
Loss before extraordinary item
  per common share                             (0.16)            (0.10)           (0.07)            (0.04)
Weighted average shares outstanding       55,757,444        60,240,772       61,365,893        63,609,949


(1) In the fourth quarter of 2002, we determined that we had recorded excess depreciation expense in each of the preceding three quarters. As a result, we recorded an adjustment in the fourth quarter to reduce depreciation expense by $216,747. The impact on each of the preceding three quarters was immaterial and had no impact on the reported net losses per share in those quarters

                                          Management Discussion and Analysis F-4

Liquidity and Capital Resources.

We have funded our operations for the most part through equity financing and have had no line of credit or similar credit facility available to us. Our outstanding shares of common stock, par value $.001 per share, are traded under the symbol "WAVC.OB" in the over-the-counter Electronic Bulletin Board by the National Association of Securities Dealers, Inc.

Up to the current period, we have had to rely on our ability to raise money through equity financing to pursue our business endeavors. With the ongoing stock market decline in the technology sector and our current financial position and results, management has determined that it is unlikely that we can raise further capital or debt financing at this time. As a result, on October 15, 2002, we announced a new round of restructuring, which included headcount reductions, reductions and deferrals of senior level salaries and even stricter discretionary spending controls. Based on our current plans and projections, we believe that we have the funds to meet our current and future financial commitments until we achieve positive cash flows from operations. However, the significant slowdown in capital spending in our target markets has created unanticipated uncertainty as to the level of demand in those markets. In addition, the level of demand can change quickly and can vary over short periods of time, including from month to month. The uncertainty and variations in our markets means that accurately projecting future results, earnings and cash flow is increasingly difficult. As a result, we have determined that a going concern note should be included in our financial statements until such time as adequate funding can be obtained through operations or external financing arrangements.

We used $4,970,703 of cash in operating activities in 2002 (2001 - $10,348,489, 2000 - $17,268,000). With the restructuring announced in the fourth quarter and our continued focus on discretionary spending, the cash used in operating activities during the fourth quarter was $775,813. We expect to continue to achieve revenue and gross margin growth and to control cash expenditures in 2003.

With the relocation of our Research and Development facilities to Toronto, we used $48,086 of cash in investing activities. These expenditures mainly related to the cost of retrofitting our offices to provide lab facilities, net of the recovery we achieved through rationalization of our fixed assets. Throughout 2003, we expect that we will not need to make any significant cash expenditures for further investments.

During March 2002, we raised $4,497,000, less cash expenses of $165,734, through the sale of 30,096,662 shares of common stock registered by us on our S-3 shelf registration statement. In addition, we raised $40,266 through the sale of 401,725 shares of common stock under our employee stock purchase plan.

During 2002, we repaid our outstanding promissory notes, in the amount of $432,500, and made capital lease payments of $126,101. With these payments we have reduced our capital lease liability to $18,098 and repaid all other debt.

It is our belief that, with the exception of some small amounts received under our employee stock purchase plan, we will be unable to raise any significant amount of cash through financing activities in 2003.



Contractual Obligations

                                                            Payments Due by Period

                                                            Less than         1-3        4-5       After 5
Contractual obligation                          Total          1 year        years      years        years
----------------------------------------------------------------------------------------------------------
Capital lease obligations                   $  20,071       $  13,901     $  6,170          -            -
Operating leases                              510,735         369,282      141,453          -            -
Unconditional purchase obligations          1,389,000       1,389,000            -          -            -


We provide our contract manufacturers with ongoing production forecasts to enable them to forecast and procure required parts. Under the terms of the agreements with the contract manufacturers, we have committed to assume liability for all parts required to manufacture our forecast products for 13 weeks and all final assembly costs for the forecast products for four weeks, on a rolling basis.

We plan to pay our contract manufacturers for the unconditional purchase obligation through net cash generated from operations.

                                          Management Discussion and Analysis F-5

CRITICAL ACCOUNTING POLICIES

Management's Discussion and Analysis of Financial Condition and Results of Operations discusses the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

On an ongoing basis, management evaluates its estimates and judgments, including those related to bad debts, inventories, investments, intangible and other long-lived assets, income taxes, warranty obligations, product returns, restructuring costs, litigation and contingencies. Management bases its estimates and judgments on historical experience, current economic and industry conditions and on various other factors that are believed to be reasonable under the circumstances. This forms the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Management believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Allowance for Losses on Receivables

We have historically provided financial terms to certain customers in connection with purchases of our products. Financial terms, for credit-approved customers, are generally on a net 30-day basis.

Total receivables at December 31, 2002 and 2001 were $1,554,757 and $1,533,842, respectively, with an allowance for losses on these receivables of $212,224 and $635,410, respectively.

Management periodically reviews customer account activity in order to assess the adequacy of the allowances provided for potential losses. Factors considered include economic conditions, collateral values and each customer's payment history and credit worthiness. Adjustments, if any, are made to reserve balances following the completion of these reviews to reflect management's best estimate of potential losses.

Inventory Valuation Reserves

We record valuation reserves on our inventory for estimated obsolescence or unmarketability. The amount of the write-down is equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

Net Inventories consisted of the following:

     December 31                          2002              2001
     -----------------------------------------------------------

     Finished goods                    $1,258,620      $ 1,152,834
     Raw materials                          22,043         681,768
                                      ----------------------------

                                         1,280,663       1,834,602

     Less inventory reserves               (50,615)       (431,899)
                                      ----------------------------

                                      $ 1,230,048      $ 1,402,703
                                      ============================

We provides our contract manufacturers with ongoing production forecasts to enable them to forecast and procure required parts. Under the terms of the Agreements with the contract manufacturers, we have committed to assume liability for all parts required to manufacture our forecast products for the next 13 weeks and all final assembly costs for the forecast products for the next four weeks, on a rolling basis.

                                          Management Discussion and Analysis F-6

We balance the need to maintain strategic inventory levels to ensure competitive lead times with the risk of inventory obsolescence due to rapidly changing technology and customer requirements. If actual future demand or market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Valuation of Investments and Long-Lived Assets

We assess the impairment of investments and long-lived assets, which includes identifiable intangible assets, goodwill and plant and equipment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered important which could trigger an impairment review include the following:

o underperformance relative to expected historical or projected future operating results;
o changes in the manner of use of the assets or the strategy for our overall business;
o negative industry or economic trends; o declines in stock price of an investment for a sustained period; and o our market capitalization relative to net book value.

When we determine that the carrying value of intangible assets, goodwill and long-lived assets may not be recoverable an impairment charge is recorded. Impairment is measured based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model or prevailing market rates of investment securities, if available.

In the third quarter of 2002, we determined that we could not continue our operations at our current level without further funding and that, given the state of the Telecommunications sector and the financial markets, it was unlikely that additional funding would be available. As such, we took a number of actions to reduce costs and restructure our operations. Included in these actions was a complete revision to the operating plans of WaveRider Communications (Australia) Pty Ltd. (formerly ADE Network Technology Pty Ltd.), our wholly owned subsidiary in Australia, which we view as an independent reporting unit, and for WaveRider Communications Inc. As a result of these changes, the fair market values for our two reporting units were estimated using the expected present value of future cash flows. Based on this analysis, we wrote off all of our existing goodwill, in the amount of $4,069,696.

In September 2001, we announced a restructuring plan, which included the reduction of approximately half of the staff in WaveRider Communications (Australia) Pty Ltd. As a result, we wrote down the acquired labor force, resulting from the acquisition of WaveRider Communications (Australia) Pty Ltd. in the amount of $155,000. In late 2000, management determined that various long-lived and intangible assets, relating to our acquisition of Transformation Techniques, Inc. during 1999, had been impaired and impairment charges were recorded totaling $1,028,430 in 2000.

CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS.

Following are certain risk factors associated with our Company and with ownership of our stock.

Our Ability to Continue As A Going Concern

Our independent auditors have issued an opinion on our financial statements, as of December 31, 2002, and for the year then ended, which includes an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. Among the reasons cited by the independent auditors as raising substantial doubt as to our ability to continue as a going concern are that we have incurred recurring losses from operations resulting in an accumulated deficit and a working capital deficiency as of December 31, 2002.

These circumstances raise substantial doubt about our ability to continue as a going concern. If we are unable to achieve profitability and cash flow positive operations or to secure significant additional financing, we will, in all likelihood, be obliged to seek protection under the bankruptcy laws in which event, we believe that it is unlikely that our common stock will have any value.

                                          Management Discussion and Analysis F-7

We have a history of losses, and our future profitability is uncertain.

Due to our limited operating history, we are subject to the uncertainties and risks associated with any new business. We have experienced significant operating losses every year since incorporation. We incurred a net loss of $11,249,702 for the year ended December 31, 2002 (2001 - $21,492,950 and 2000 -
$31,472,615) and reported an accumulated deficit at that date of $83,200,992 (2001 - $71,951,290). We expect to continue to incur losses at least for the first quarter of 2003.

There can be no assurance that we will ever generate an overall profit from our products or that we will ever reach profitability on a sustained basis.

Our sales have been adversely affected by recent events and may be adversely affected by future events.

We are subject to general economic and political risks to a similar extent as other companies who export products all over the world. We believe our sales have been, and may continue to be, adversely affected by recent events in Iraq and by the business slowdown in the United States, our principal market, and could be adversely affected by other events that may occur in the future. We have no way of knowing how long these effects will persist or how severe they may be.

Competition in the data communication industry is intense and there is uncertainty that given our new technology and limited resources that we will be able to succeed.

Although our products are based on a wireless technology, we compete not only against companies that base their products on wireless technology, but also against companies that base their products on hard-wired technology (wire or fiber optic cable). There can be no assurance that we will be able to compete successfully in the future against existing or new competitors or that our operating results will not be adversely affected by increased price competition. Competition is based on design and quality of the products, product performance, price and service, with the relative importance of such factors varying among products and markets. Competition in the various markets we serve comes from companies of various sizes many of which are larger and have greater financial and other resources than we do and, thus, can withstand adverse economic or market conditions better than we can.

Our future operating results are subject to a number of risks, including our ability or inability to implement our strategic plan, to attract qualified personnel and to raise sufficient financing as required. Inability of our management to guide growth effectively, including implementing appropriate systems, procedures and controls, could have a material adverse effect on our business, financial condition and operating results.

The data communication industry is in a state of rapid technological change and we may not be able to keep up.

We may be unable to keep up with technological advances in the data communications industry. As a result, our products may become obsolete or unattractive. The data communications industry is characterized by rapid technological change. In addition to frequent improvements of existing technology, there is frequent introduction of new technologies leading to more complex and powerful products. Keeping up with these changes requires significant management, technological and financial resources. As a small company, we do not have the management, technological and financial resources that larger companies in our industry may have. There can be no assurance that we will be able or successful in enhancing our existing products, or in developing, manufacturing and marketing new products. An inability to do so would adversely affect our business, financial condition and results of operations.

We have limited intellectual property protection and there is risk that our competitors will be able to appropriate our technology.

Our ability to compete depends to a significant extent on our ability to protect our intellectual property and to operate without infringing the intellectual property rights of others. We regard our technology as proprietary. We have no issued patents nor do we have any registered copyrights with respect to our intellectual property rights. We rely on employee and third party non-disclosure agreements and on the legal principles restricting the unauthorized disclosure and use of trade secrets. Despite our precautions, it might be possible for a third party to copy or otherwise obtain our technology, and use it without authorization. Although we intend to defend our intellectual property, we cannot assure you that the steps we have taken or that we may take in the future will be sufficient to prevent misappropriation or unauthorized use of our technology. In addition, there can be no assurance that foreign intellectual property laws will protect our intellectual property

                                          Management Discussion and Analysis F-8

rights. There is no assurance that patent application or copyright registration that have or may be filed will be granted, or that any issued patent or copyrights will not be challenged, invalidated or circumvented. There is no assurance that the rights granted under patents that may be issued or copyrights that may be registered will provide sufficient protection to our intellectual property rights. Moreover, we cannot assure you that our competitors will not independently develop technologies similar, or even superior, to our technology.

Use of our products is subordinated to other uses and there is risk that our customers may have to limit or discontinue the use of our products.

License-free operation of our products in certain radio frequency bands is subordinated to certain licensed and unlicensed uses of these bands. This subordination means that our products must not cause harmful interference to other equipment operating in the band, and must accept potential interference from any of such other equipment. If our equipment is unable to operate without any such harmful interference, or is unable to accept interference caused by others, our customers could be required to cease operations in some or all of these bands in the locations affected by the harmful interference. As well, in the event these bands become unacceptably crowded, and no additional frequencies are allocated to unlicensed use, our business could be adversely affected.

Currently, our products are designed to operate in frequency bands for which licenses are not required in the United States, Canada and other countries that we view as our potential market. Extensive regulation of the data communications industry by U.S. or foreign governments and, in particular, imposing license requirements in the frequency bands of our products could materially and adversely affect us through the effect on our customers and potential customers. Continued license-free operation will depend upon the continuation of existing U.S., Canadian and such other countries' government policies and, while no planned policy changes have been announced or are expected, this cannot be assured.

We may be subject to product liability claims and we lack product liability insurance.

We face an inherent risk of exposure to product liability claims in the event that the products designed and sold by us contain errors, "bugs" or defects. There can be no assurance that we will avoid significant product liability exposure. We do not currently have product liability insurance and there can be no assurance that insurance coverage will be available in the future on commercially reasonable terms, or at all. Further, there can be no assurance that such insurance, if obtained, would be adequate to cover potential product liability claims, or that a loss of insurance coverage or the assertion of a product liability claim or claims would not materially adversely affect our business, financial condition and results of operations.

We depend upon third party manufacturers and there is risk that, if these suppliers become unavailable for any reason, we may for an unknown period of time have no product to sell.

We depend upon a limited number of third party manufacturers to make our products. If our suppliers are not able to manufacture for us for any reason, we would, for an unknown period of time, have difficulty finding alternate sources of supply. Inability to obtain manufacturing capacity would have a material adverse effect on our business, financial condition and results of operations.

We may suffer dilution if we issue substantial shares of our common stock:

o upon conversion of shares of the Series D 5% convertible preferred stock; and
o upon exercise of our outstanding warrants and options.

We are obligated to issue a substantial number of shares of common stock upon the conversion of our Series D 5% convertible preferred stock and exercise of our outstanding warrants and options. The price, which we may receive for the shares of common stock, that are issuable upon conversion or exercise of such securities, may be less than the market price of the common stock at the time of such conversions or exercise. Should a significant number of these securities be exercised or converted, the resulting increase in the amount of the common stock in the public market could have a substantial dilutive effect on our outstanding common stock.

                                          Management Discussion and Analysis F-9

The conversion and exercise of all of the aforementioned securities or the issuance of new shares of common stock may also adversely affect the terms under which we could obtain additional equity capital.

Our common stock now trades on the less well recognized Over the Counter Bulletin Board, which could limit liquidity.

As a result of our common stock being delisted from the Nasdaq National Market in April of 2002, we have a less liquid market for our common stock than had existed. As a result, our shares may be more difficult to sell because potentially smaller quantities of shares could be bought and sold, transactions could be delayed and security analyst and news coverage of our company may be reduced. These factors could result in lower prices and larger spreads in the bids and ask prices for our shares.

Our common stock is subject to the penny stock rules which means our market liquidity could be adversely affected.

The SEC's regulations define a "penny stock" to be an equity security that has a market price less than $5.00 per share, subject to certain exceptions. These rules impose additional sales practice requirements on broker dealers that sell low-priced securities to persons other than established customers and institutional accredited investors, and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in our common stock might decline.

No dividends anticipated.

         We intend to retain any future earnings to fund the operation and expansion of our business. We do not anticipate paying cash dividends on our shares in the foreseeable future.

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

    Management is responsible for the preparation, integrity and objectivity of the consolidated financial statements and other financial information presented in this report. The accompanying consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, applying certain estimates and judgments as required. In support of its responsibility, management maintains a system of internal controls designed to provide reasonable assurance as to the integrity and reliability of the financial statements and to adequately safeguard, verify and maintain accountability of assets.

    Wolf & Company, P.C., independent accountants, were retained to audit WaveRider's financial statements for the year ended December 31, 2002 and PricewaterhouseCoopers, LLP, independent accountants, was retained to audit WaveRider's financial statements for the two years ended December 21, 2001. Their accompanying reports are based on audits conducted in accordance with auditing standards generally accepted in the United States of America.

    The Board of Directors exercises its responsibility for these financial statements through its Audit Committee, which consists entirely of independent non-management board members. The Audit Committee meets periodically with the independent accountants, both privately and with management present, to review accounting, auditing, internal controls and financial reporting matters.

D. Bruce Sinclair                              T. Scott Worthington

Chief Executive Officer                        Vice President and Chief
                                               Financial Officer

                                          Consolidated Financial Statements F-10

[GRAPHIC OMITTED]

--------------------------------------------------------------------------------


Report of Independent Accountants

To the Shareholders of WaveRider Communications Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of loss and comprehensive loss, shareholders' equity and cash flows present fairly, in all material respects, the financial position of WaveRider Communications Inc. (the "Company") as at December 31, 2001 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial schedule listed in the index appearing under Item 15(b) on page 33 presents fairly, in all material respects, the information set forth herein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/PricewaterhouseCoopers LLP

February 15, 2002 (except for Note 24 which is March 26, 2002)





PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and other members of the worldwide PricewaterhouseCoopers organization.

                                          Consolidated Financial Statements F-11

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Shareholders
WaveRider Communications Inc.
Toronto, Ontario, Canada

We have audited the accompanying consolidated balance sheet of WaveRider Communications Inc. as of December 31, 2002, and the related consolidated statements of loss, changes in shareholders' equity and comprehensive loss and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of WaveRider Communications Inc. as of December 31, 2002, and the results of its consolidated operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

In addition, in our opinion, the financial schedule listed in the index appearing under Item 15(b) on page 33 presents fairly, in all material respects, the information set forth herein when read in conjunction with the related consolidated financial statements.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and its working capital has declined, as has shareholders' equity. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Wolf and Company, P.C.

Boston, Massachusetts, U.S.A.
February 14, 2003



                                          Consolidated Financial Statements F-12

WaveRider Communications Inc.

CONSOLIDATED BALANCE SHEETS

                                                                                  December 31
                                                                              2002            2001
ASSETS                                                                    ------------    ------------
Current assets:

    Cash and cash equivalents .........................................   $  1,025,604    $  2,244,625
    Accounts receivable, less allowance for doubtful accounts .........      1,342,533         898,432
    Due from contract manufacturers ...................................         53,437          41,295
    Inventories .......................................................      1,230,048       1,402,703
    Current portion of note receivable ................................         32,761          32,800
    Prepaid expenses and other assets .................................         75,362         297,282
                                                                          ------------    ------------

                  Current assets ......................................      3,759,745       4,917,137

Note receivable, net of current portion ...............................           --            32,801
Property, plant and equipment, net ....................................        885,475       1,671,088
Goodwill ..............................................................           --         3,997,477
                                                                          ------------    ------------

                                                                          $  4,645,220    $ 10,618,503
                                                                          ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:

    Accounts payable and accrued liabilities ..........................   $  2,708,268    $  2,314,920
    Consideration payable on business combination .....................           --           105,256
    Promissory notes ..................................................           --           168,893
    Deferred revenue ..................................................        259,235         265,505
    Current portion of obligation under capital lease .................         12,094         131,145
                                                                          ------------    ------------

                  Current liabilities .................................      2,979,597       2,985,719

Obligation under capital lease ........................................          6,004          36,312
                                                                          ------------    ------------


                  Total liabilities ...................................      2,985,601       3,022,031
                                                                          ------------    ------------

Commitments and Contingencies (Note 15) ...............................           --              --

Shareholders' equity:

    Preferred Stock, $0.01 par value per share:  issued and outstanding
      16,700 shares in 2002 and 29,000 shares in 2001  ................            167             290
    Common Stock, $0.001 par value per share: issued and outstanding -
      116,755,119 shares in 2002 and 72,973,681 shares in 2001 ........        116,755          72,974
    Additional paid-in capital ........................................     72,397,489      65,830,352
    Other equity ......................................................     12,621,831      13,748,732
    Deferred compensation .............................................       (173,260)           --
    Accumulated other comprehensive income (loss) .....................       (102,371)       (104,586)
    Accumulated deficit ...............................................    (83,200,992)    (71,951,290)
                                                                           ------------    ------------

                  Total shareholders' equity ..........................      1,659,619       7,596,472
                                                                           ------------    ------------

                                                                          $  4,645,220    $ 10,618,503
                                                                          ============    ============

Approved by the Board           D. Bruce Sinclair      John E.Curry
                                Director               Director

                                          Consolidated Financial Statements F-13



WaveRider Communications Inc.

CONSOLIDATED STATEMENTS OF LOSS

                                                                          Years ended December 31
                                                                 2002             2001             2000
                                                            -------------    -------------    -------------

REVENUE

Product revenue .........................................   $   7,382,123    $   6,005,653    $   3,592,253
Service revenue .........................................       1,626,792        1,798,364          540,739
                                                            -------------    -------------    -------------

                                                                9,008,915        7,804,017        4,132,992
                                                            -------------    -------------    -------------
COST OF REVENUE

Product revenue .........................................       6,383,955        5,519,604        4,983,048
Service revenue .........................................         394,839          436,891          256,000
                                                            -------------    -------------    -------------

                                                                6,778,794        5,956,495        5,239,048
                                                            -------------    -------------    -------------

GROSS MARGIN ............................................       2,230,121        1,847,522       (1,106,056)
                                                            -------------    -------------    -------------

EXPENSES

Selling, general and administration .....................       6,212,458        8,239,747        8,605,887
   Employee stock-based compensation ....................         172,500          812,200       10,386,498
Research and development ................................       1,494,880        4,471,567        6,127,360
   Employee stock-based compensation ....................            --               --          1,978,679
Depreciation and amortization ...........................         763,845        3,533,438        2,164,638
Bad debt expense ........................................          99,413          532,842          539,379
Write-off of goodwill ...................................       4,069,696          155,050             --
Restructuring charges ...................................         362,588             --               --
Impairment of assets ....................................            --               --          1,028,430
Interest expense ........................................         331,041        5,493,373          274,347
Interest income .........................................         (26,598)         (96,045)        (581,614)
                                                            -------------    -------------    -------------

                                                               13,479,823       23,142,172       30,523,604
                                                            -------------    -------------    -------------

NET LOSS BEFORE INCOME TAXES

  AND EXTRAORDINARY ITEM ................................     (11,249,702)     (21,294,650)     (31,629,660)

DEFERRED INCOME TAX RECOVERY ............................            --               --            157,045
                                                            -------------    -------------    -------------

NET LOSS BEFORE EXTRAORDINARY ITEM ......................     (11,249,702)     (21,294,650)     (31,472,615)

LOSS ON EXTINGUISHMENT OF DEBT ..........................            --           (198,300)            --
                                                            -------------    -------------    -------------

NET LOSS ................................................   $ (11,249,702)   $ (21,492,950)   $ (31,472,615)
                                                            =============    =============    =============

BASIC AND DILUTED LOSS PER SHARE

   BEFORE EXTRAORDINARY ITEM ............................   $       (0.11)   $      (0.371)   $       (0.59)
                                                            =============    =============    =============

BASIC AND DILUTED LOSS PER SHARE

   FOR EXTRAORDINARY ITEM ...............................   $        --      $      (0.003)   $        --
                                                            =============    =============    =============

BASIC AND DILUTED LOSS PER SHARE ........................   $       (0.11)   $      (0.374)   $       (0.59)
                                                            =============    =============    =============

Weighted Average Number of Common Shares ................     105,261,533       60,269,617       53,203,750
                                                            =============    =============    =============

REFER TO ACCOMPANYING NOTES

                                          Consolidated Financial Statements F-14


                         WaveRider Communications Inc.

                     CONSOLIDATED STATEMENTS OF CHANGES IN
                  SHAREHOLDERS' EQUITY AND COMPREHENSIVE LOSS

                            Years ended December 31

                                                                                  Additional
                                       Common Shares         Preferred Shares       Paid-in        Share              Warrants
                                    Number     Par Value     Number   Par Value     Capital       Capital       Number       Amount
                                   ------------------------------------------------------------------------------------------------

December 31, 1999                  43,903,145     $ 43,903    764,000    $ 764   $22,599,172   $ 22,643,839   6,659,629  $3,355,434

Extension of option plan
Issuances                           1,437,036        1,437                         1,495,031      1,496,468   9,334,970   2,250,180
Conversions & exercises             8,881,717        8,882   (764,000)    (764)   18,714,845     18,722,963  (6,466,350) (3,311,347)
Release of shares from escrow         900,000          900                         3,205,350      3,206,250
Compensatory options to employees
Options to non-employees
Dividends on preferred shares
Beneficial conversion
Cumulative translation adjustments
Net loss
Comprehensive net loss             ------------------------------------------------------------------------------------------------
December 31, 2000                  55,121,898     $ 55,122          -      $ -   $46,014,398   $ 46,069,520   9,528,249  $2,294,267

Issuances                           8,300,837        8,301     30,000      300     5,287,540      5,296,141  11,478,684   1,170,383
Conversions & exercises             6,300,946        6,301     (1,000)     (10)    8,367,836      8,374,127   1,343,480    (593,274)
Release of shares from escrow       2,250,000        2,250                         2,828,250      2,830,500
Issue for purchase of subsidiary    1,000,000        1,000                           972,161        973,161
Expiration of warrants                                                               772,818        772,818  (6,507,960)   (772,818)
Compensatory options to employees                                                                         -
Options to non-employees                                                                                  -
Amendment to conversion price                                                      1,144,654      1,144,654                 113,781
Beneficial conversion                                                                442,695        442,695
Cumulative translation adjustments                                                                        -
Net loss
Comprehensive net loss             ------------------------------------------------------------------------------------------------
December 31, 2001                  72,973,681     $ 72,974     29,000    $ 290   $65,830,352   $ 65,903,616  15,842,453  $2,212,339

Issuances                          30,498,387       30,498                   -     4,344,514      4,375,012
Conversions & exercises             7,901,801        7,902    (12,300)    (123)       (7,779)             -
Release of shares from escrow       5,381,250        5,381                           877,932        883,313
Options to non-employees                                                                                  -
Expiry of extended 1997 options                                                    1,352,470      1,352,470
Cumulative translation adjustments                                                                        -
Net loss                                                                                                  -
Comprehensive net loss            -------------------------------------------------------------------------------------------------

December 31, 2002                 116,755,119    $ 116,755     16,700    $ 167   $72,397,489   $ 72,514,411  15,842,453  $2,212,339
                                  ===========    =========     ======    =====   ===========   ============  ==========  ==========


                          Refer to Accompanying Notes

                    Consolidated Financial Statements F-15



WaveRider Communications Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           Year ended December 31
                                                                                    2002            2001            2000

OPERATING                                                                      ------------    ------------    ------------
Net loss ...................................................................   $(11,249,702)   $(21,492,950)   $(31,472,615)
Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation and amortization ............................................        763,845       1,147,943         709,333
  Write off of goodwill ....................................................      4,069,696         155,050            --
  Amortization of goodwill .................................................           --         2,385,495       1,455,305
  Extension of Employee Stock Option (1997) plan ...........................           --              --        11,099,858
  Charges for issuance of options and warrants .............................        763,121         385,940         645,120
  Non-cash financing expenses ..............................................        263,607       5,410,846         255,387
  Compensatory shares released from escrow to employee .....................        172,500         629,000         712,500
  Write-off of acquired core technologies and goodwill .....................           --              --         1,028,430
  Write-off of inventories .................................................         79,953         593,072       1,568,739
  Bad debt expense .........................................................         99,413         532,842         539,379
  Deferred income tax recovery .............................................           --              --          (157,045)
  Unrealized foreign exchange (gain) loss ..................................        (91,982)        (46,781)         19,150
  Loss on disposal of property, plant and equipment ........................         51,858            --              --
  Loss on extinguishments of debt ..........................................           --           198,300            --
Net changes in working capital items .......................................        106,988        (247,246)     (3,671,541)
                                                                               ------------    ------------    ------------

                  Net cash used in operating activities ....................     (4,970,703)    (10,348,489)    (17,268,000)
                                                                               ------------    ------------    ------------

INVESTING

Acquisition of property, plant and equipment ...............................        (83,206)       (301,843)     (1,474,040)
Proceeds on disposal of property, plant and equipment ......................         35,120            --              --
Purchase of notes ..........................................................           --           (65,601)           --
Purchase of ADE Network Technology Pty. Ltd. ...............................           --          (567,372)       (492,082)
                                                                               ------------    ------------    ------------

                  Net cash used in investing activities ....................        (48,086)       (934,816)     (1,966,122)
                                                                               ------------    ------------    ------------

FINANCING

Proceeds from sale of shares and warrants (net of issue fees) and
  exercise of options and warrants .........................................      4,371,532       5,100,939      16,757,800
Repayment of promissory notes ..............................................       (432,500)           --              --
Proceeds from sale of promissory notes .....................................           --           999,500            --
Proceeds from sale of convertible promissory notes (net of issue fees) .....           --              --         4,818,000
Dividends on preferred shares ..............................................           --              --           (31,109)
Payments on capital lease obligations ......................................       (126,101)       (295,056)       (132,753)
                                                                               ------------    ------------    ------------

                  Net cash provided by financing activities ................      3,812,931       5,805,383      21,411,938
                                                                               ------------    ------------    ------------

Effect of exchange rate changes on cash ....................................        (13,163)          1,645           2,169
                                                                               ------------    ------------    ------------

(Decease) Increase in cash and cash equivalents ............................     (1,219,021)     (5,476,277)      2,179,985

Cash and cash equivalents, beginning of year ...............................      2,244,625       7,720,902       5,540,917
                                                                               ------------    ------------    ------------

Cash and cash equivalents, end of year .....................................   $  1,025,604    $  2,244,625    $  7,720,902
                                                                               ============    ============    ============

REFER TO ACCOMPANYING NOTES

                                          Consolidated Financial Statements F-16

                         WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2002, 2001 and 2000

1.       GOING CONCERN

These consolidated financial statements are prepared on a going-concern basis which assumes that WaveRider Communications Inc. (the "Company") will realize its assets and discharge its liabilities in the normal course of business. The Company incurred a net loss of $11,249,702 for the year ended December 31, 2002 (2001 - $21,492,950 and 2000 - $31,472,615) and reported an accumulated deficit at that date of $83,200,992 (2001 - $71,951,290). In addition, the requirements to continue investing in research and development activities to meet the Company's growth objectives, without assurance of broad commercial acceptance of the Company's products, lend significant doubt as to the ability of the Company to continue in normal business operations. Furthermore, the current financial markets and the Company's current financial position make it unlikely in management's view that the Company will be able to raise any additional capital or debt financing within the next twelve months.

The Company has a plan that it believes will allow it to achieve profitability and cash flow positive operations without the need for additional financing. In recognition of these circumstances, the Company took significant steps in October 2002 (see Note 5) to reduce its workforce and operating costs. However, if the Company fails to achieve positive cash flow in the near term, the Company does not presently have adequate cash to fund ongoing operations. In that case, in order to meet its needs for cash to fund its operations, the Company would need to obtain additional financing. In the past, the Company has obtained financing primarily through the sale of convertible securities. Due to the Company's low stock price and the overhang represented by outstanding convertible securities, the Company believes that it is unlikely to be able to obtain additional financing. If the Company is unable to either achieve its planned cash flow positive operations and profitability or obtain significant additional financing, it will, in all likelihood, be obliged to seek protection under the bankruptcy laws in which event, the Company believes it is unlikely that its common stock will have any value.

The ability of the Company to continue as a going concern is dependent upon it achieving and maintaining profitable and cash flow positive operations or securing additional external funding to meet its obligations as they come due. Should the Company be unable to continue as a going concern, assets and liabilities would require restatement on a liquidation basis which would differ materially from the going concern basis.

2.       NATURE OF OPERATIONS

WaveRider Communications Inc. was incorporated in 1987 under the laws of the state of Nevada. The Company develops and markets wireless data communications products throughout the world, focusing on Internet connectivity. The Company's primary markets are telecommunications companies and Internet Service Providers
(ISPs) supplying high-speed wireless Internet connectivity to their customers. A significant secondary market is that of Value Added Resellers, to allow them to supply their customers with wireless connectivity for local area networks.

3.       SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation and basis of accounting - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries; WaveRider Communications (Australia) Pty Ltd (formerly known as ADE Network Technology Pty Ltd.) ("ADE"), an Australian Corporation, WaveRider Communications (USA) Inc., a Nevada Corporation, WaveRider Communications (Canada) Inc., a British Columbia company and JetStream Internet Services Inc., a British Columbia company.

The Company's consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America.

Use of estimates in the preparation of financial statements - The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reporting period. Actual results could differ from those estimates.

                                          Consolidated Financial Statements F-17

                         WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2002, 2001 and 2000

Revenue recognition and deferred revenue - The Company complies with Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements" and related communiques; SAB No. 101 provides guidance regarding the recognition, presentation and disclosure of revenue in financial statements filed with the Securities and Exchange Commission (SEC).

Revenue from product sales to end-user and Value-Added Reseller customers is recognized when all of the following criteria have been met: (a) evidence of an agreement exists, (b) delivery to the customer has occurred, (c) the price to the customer is fixed and determinable, and (d) collectibility is reasonably assured. Delivery occurs when the product is shipped, except when the terms of a specific contract include substantive customer acceptance.

Revenue from hardware maintenance contracts is recognized ratably over the term of the contract, which is generally one year. Revenue from installation and other services is recognized as earned and the associated costs and expenses are recognized as incurred. In cases in which extended warranty, maintenance or installation services are bundled with the sale of the product, the Company unbundles these components and defers the recognition of revenue for the services at the time the product sales revenue is recognized, based upon the vendor specific evidence of the value of the service element. Revenue from rentals and operating leases is recognized monthly as the fees accrue.

Revenue from Internet service contracts is recognized over the term of the contracts, which do not exceed one year.

Financial instruments - Financial instruments are initially recorded at historical cost. If subsequent circumstances indicate that a decline in the fair value of a financial asset is other than temporary, the financial asset is written down to its fair value.

Unless otherwise indicated, the fair values of financial instruments approximate their carrying amounts. By their nature, all financial instruments involve risk, including credit risk for non-performance by counterparties. The maximum potential loss may exceed any amounts recognized in the consolidated balance sheets. However, the Company's maximum exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and financial guarantees is limited to the amount drawn and outstanding on those instruments. Exposure to credit risk is controlled through credit approvals, credit limits and monitoring procedures. The Company seeks to limit its exposure to credit risks in any single country or region.

By virtue of its international operations, the Company is exposed to fluctuations in currency. The Company manages its exposure to these market risks through its regular operating and financing activities. The Company is subject to foreign currency risk on its Canadian and Australian business activities.

The fair values of cash and cash equivalents, accounts receivable, due from contract manufacturers, current notes receivable, accounts payable and current liabilities approximate their recorded amounts because of their short term to realization or settlement.

Cash and cash equivalents - All liquid investments having an original maturity not exceeding three months are treated as cash equivalents.

Accounts receivable - The Company has historically provided financial terms to certain customers in connection with purchases of the Company's products. Financial terms, for credit-approved customers, are generally on a net 30-day basis.

Management periodically reviews customer account activity in order to assess the adequacy of the allowances provided for potential losses. Factors considered include economic conditions, collateral values and each customer's payment history and credit worthiness. Adjustments, if any, are made to reserve balances following the completion of these reviews to reflect management's best estimate of potential losses.

                                          Consolidated Financial Statements F-18

                         WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2002, 2001 and 2000


Inventory - Raw materials are recorded at the lower of cost or replacement cost. Finished goods are recorded at the lower of cost and net realizable value. Cost is determined on the average cost basis and includes material, labor and overhead, where applicable.

The Company records valuation reserves on its inventory for estimated obsolescence or unmarketability. The amount of the write-down is equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

The Company balances the need to maintain strategic inventory levels to ensure competitive lead times with the risk of inventory obsolescence due to rapidly changing technology and customer requirements. If actual future demand or market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Product Warranty - The Company offers warranties of various lengths to its customers depending on the specific product and terms of the customer purchase agreement. The average length of the warranty period is 18 months. The Company's warranties require it to repair or replace defective products during the warranty period at no cost to the customer. At the time product revenue is recognized, the Company records a liability for estimated costs that may be incurred under its warranties. The costs are estimated based on historical experience and any specific warranty issues that have been identified. (Although historical warranty costs have been within expectations, there can be no assurance that future warranty costs will not exceed historical amounts.) The Company periodically assesses the adequacy of its recorded warranty liability and adjusts the balance as necessary.

Changes in the Company's product warranty liability for the year ended December 31, 2002 are as follows:

                                                              2002
                                                        -----------------
Balance, beginning                                      $     98,155
Warranties issued                                             78,249
Settlements made in cash or in-kind                          (58,402)
Changes in estimated pre-existing warranties,
including expirations                                        (77,657)
                                                        -----------------

Balance, ending                                         $     40,345
                                                        ================

Property, plant and equipment - Property, plant and equipment are recorded at historic cost. Effective for the first quarter of 2000, the Company adopted a change in its method of depreciation from a declining balance to a straight line basis, with useful lives as follows:

         Computer software                            3 years
         Computer equipment                           4 years
         Lab equipment and tools                      4 years
         Equipment and fixtures                       5 years
         Assets held for lease                        5 years
         Leasehold improvements       over the shorter of the term of the
                                        lease or estimated useful lives

The change in policy had no significant effect in fiscal 2000 or prior periods on reported amounts for depreciation.

Foreign currency translation - The Company's functional currency is the US dollar, except as noted below. Foreign denominated non-monetary assets, liabilities and operating items of the Company are measured in US dollars at the exchange rate prevailing at the respective transaction dates. Monetary assets and liabilities denominated in foreign currencies are measured at exchange rates prevailing on the consolidated balance sheet dates.

                                          Consolidated Financial Statements F-19

                         WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2002, 2001 and 2000

 The functional currency of ADE, the Company's subsidiary in Australia, is Australian dollars. Accordingly, ADE's assets and liabilities are translated into US dollars using the rate of exchange in effect on the balance sheet dates, whereas ADE's revenues, expenses, gains and losses are translated at the average rate of exchange in effect throughout the reporting period. Resulting translation adjustments are included as a separate component of comprehensive loss within shareholders' equity in the accompanying consolidated financial statements.

Recognized and unrecognized foreign exchange gains (losses) included in the statement of operations is $71,075 in 2002 (2001 - $17,021, 2000 - ($26,244)).

Income taxes - Income taxes are accounted for in accordance with the Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes". Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and income tax bases of assets and liabilities and are measured using the income tax rates and laws currently enacted. Valuation allowances are established, when necessary, to reduce deferred income tax assets to an amount that is more likely than not expected to be realized.

Stock options - The Company applies SFAS No. 123, together with APB No. 25 as permitted under SFAS No. 123, in accounting for its stock option plans. Accordingly, the Company uses the intrinsic value method to measure the costs associated with the granting of stock options to employees and this cost is accounted for as compensation expense in the consolidated statements of loss over the option vesting period or upon meeting certain performance criteria. In accordance with SFAS No. 123, the Company discloses the fair values of stock options issued to employees. Stock options issued to outside consultants are valued at their fair value and charged to the consolidated statements of loss in the period in which the services are rendered. Fair values of stock options are determined using the Black-Scholes option-pricing model.

The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", to the stock-based employee compensation:


                                                           2002            2001            2000
                                                       ------------    ------------    ------------
Net loss, as reported ..............................   $(11,249,702)   $(21,492,950)   $(31,472,615)

Add:     Stock-based employee compensation expense
           included in reported net loss ...........         30,740         183,200         552,819
Deduct:  Total stock based employee compensation
           expense determined under fair value based
            method for all awards ..................     (1,680,005)     (1,537,485)     (4,552,823)
                                                       ------------    ------------    ------------

Pro forma net loss .................................   $(12,898,967)   $(22,847,235)   $(35,472,619)
                                                       ============    ============    ============

Basic and fully diluted loss per share, as reported    $      (0.11)   $      (0.37)   $      (0.59)
                                                       ============    ============    ============
Basic and fully diluted loss per share, pro forma ..   $      (0.12)   $      (0.40)   $      (0.67)
                                                       ============    ============    ============


Research and development costs - Research and development costs are charged to expense as incurred.

Valuation of long-lived assets - The Company considers the carrying value of long-lived assets when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the Company expects an asset to generate cash flows less than the asset's carrying value, at the lowest level of identifiable cash flows, the Company recognizes a loss for the difference between the asset's carrying value and its fair value.

                                          Consolidated Financial Statements F-20

                         WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2002, 2001 and 2000

Comprehensive income (loss) - Under SFAS No. 130, the Company presents comprehensive income (loss), in addition to net income (loss) in the accounts. Comprehensive loss differs from net loss as a result of foreign currency translation adjustments. Accumulated other comprehensive income (loss) is included in the consolidated statements of changes in shareholders' equity and reflects the cumulative effect of other comprehensive income (loss) excluded from net income (loss) as reported in the consolidated statements of income
(loss).

Recently issued accounting standards - On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS 142") and, accordingly, the Company reclassified acquired labor force intangibles, in the amount of $98,949, to goodwill in compliance with the requirements of the standard. In addition, the Company ceased the amortization of goodwill, totaling $3,997,477, as of the beginning of fiscal 2002.

SFAS 142 requires goodwill to be tested for impairment on an annual basis and under certain circumstances, written down when impaired, and requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite. The Company determined that there was impairment under SFAS No. 142, as of September 30, 2002, and wrote off all existing goodwill (See Note 5).

Prior to the impairment charge, during the year ended December 31, 2002, goodwill increased by $72,219 due to foreign exchange translation.

The following tables reflect consolidated results adjusted as though the Company's adoption of SFAS 142 had occurred as of January 1, 2001:



                                                            Year Ended December 31
                                                              2001           2000
                                                      ---------------------------------
Net Loss - as reported .............................  $   (21,492,950)   $  (31,472,615)
Amortization of goodwill ...........................        2,385,495         1,455,305
                                                       --------------    --------------

Net Loss - as adjusted .............................  $   (19,107,455)   $  (30,017,310)
                                                      ===============    ==============

Basic and fully diluted loss per share - as reported  $         (0.37)   $        (0.59)
Amortization of goodwill ...........................             0.04              0.03
                                                      ---------------    --------------

Basic and fully diluted loss per share - as adjusted  $        (0.33)    $        (0.56)
                                                      ==============     ==============

SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets - replaces Statement No. 121--an earlier pronouncement on this topic. The new Statement establishes a single accounting model for long-lived assets to be disposed of by sale. Under its provisions, which apply to both continuing and discontinued operations, companies must measure long-lived assets at the lower of fair value--minus cost to sell--or the carrying amount. As a result, they should no longer report discontinued operations at net realizable value or include in them operating losses that have not yet occurred. Statement No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, with early implementation encouraged. The Company has adopted SFAS No. 144 and there was no material impact as a result.

SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities - The FASB has issued Statement No.146, which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The principal difference between this Statement and Issue 94-3 relates to the requirements for recognition of a liability for a cost associated with an exit or disposal activity. This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost as defined in Issue 94-3 was recognized at the date of an entity's commitment to an exit plan. A fundamental conclusion reached by the Board in this Statement is that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the

                                          Consolidated Financial Statements F-21

                         WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2002, 2001 and 2000

definition of a liability. The provisions of the new Standard are effective for exit or disposal activities initiated after December 31, 2002, with early application encouraged.

SFAS No. 148, Accounting for Stock-Based Compensation -Transition and Disclosure -- an Amendment of FASB Statement No. 123 - This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The FASB has prescribed a tabular format and location for the disclosures in a company's footnotes. This Statement requires that companies having a year-end after December 15, 2002 follow the prescribed format and provide the additional disclosures in their annual reports. The Company has adopted SFAS No. 148 and has included the disclosure requirements in Note 3 above.

4.       ACQUISITION OF SUBSIDIARIES

WaveRider Communications (Australia) Pty Ltd. - Effective October 1, 2000, the Company acquired ADE Network Technology Pty Ltd. of Melbourne, Australia, ("ADE") a privately-held wireless infrastructure company. The Company undertook this acquisition to provide a sales presence in Australia and South East Asia. Subsequently, ADE changed its name to WaveRider Communications (Australia) Pty Ltd.

Under the terms of agreement, the Company committed to pay a minimum of $2,227,000 ($4,000,000 Australian) in 4 equal quarterly installments commencing on the closing date. Payment of the first two installments of $1,000,000 Australian each was made in cash. On April 1, 2001, the Company issued 298,706 shares of common stock in consideration of the third installment and, on July 1, 2001, the Company issued 520,163 shares of common stock in consideration of the fourth installment. On December 18, 2001, the Company issued 181,131 shares of common stock in consideration of deficiencies in the fourth installment. On January 7, 2002, the Company paid $105,256 in cash for the final consideration owing. The shares issued and cash paid to fund deficiencies were recorded against additional paid in capital.

As a result of the reduction of approximately half the staff of ADE, on September 24, 2001, the Company wrote down the acquired labor force resulting from the acquisition of ADE, in the amount of $155,050. With the ongoing decline in the telecom sector, in September 2002, the Company wrote off the balance of the goodwill arising from the acquisition of ADE (see Note 5).

5.       RESTRUCTURING AND IMPAIRMENT OF ASSETS

Restructuring - In October 2002, in response to the continued decline in the telecommunications sector, the Company completed a restructuring of its operations in an effort to reduce costs. Our restructuring plan resulted in, among other things, the reduction of 10 employees across our operations, the majority of which were terminated by December 31, 2002. As a result of our restructuring plan, in the fourth quarter of 2002, we recorded a restructuring expense of approximately $167,000 related primarily to severance and related costs. These severance expenses are included in Accounts Payable and Accrued Liabilities at December 31, 2002 and are expected to be paid during the fourth quarter of 2003. We also incurred and paid costs of $76,940 to terminate the Calgary lease, $50,900 in other severance costs, $28,454 for moving of fixed assets and corporate records and $39,294 in other termination related costs.

In addition, certain employees agreed to defer a certain portion of their salaries until the fourth quarter of 2003. We have deferred and expensed $34,400, and will defer and expense an additional $48,600 during the first quarter of 2003, in compensation to senior staff, which we will not pay until the fourth quarter of 2003. At December 31, 2002, the total deferred compensation amount included in Accounts Payable and Accrued Liabilities was $34,400.

                                          Consolidated Financial Statements F-22

                         WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2002, 2001 and 2000
Write off of goodwill -In conjunction with the planned restructuring, in September 2002, the Company undertook a complete revision to the operating plans of WaveRider Communications (Australia) Pty Ltd. (formerly ADE Network Technology Pty Ltd.), our wholly owned subsidiary in Australia, which we view as an independent reporting unit and for WaveRider Communications Inc. In each case, we compared the expected net present value of the discounted future cash flows of the restructured operations to the current net assets of the respective operations after a revision of all key assumptions underlying management's goodwill valuation judgments, including those relating to short and longer-term growth rates and discount factors reflecting increased risks in a declining market. As a result of management's analysis, it was determined that an impairment charge of $4,069,696 was required on the basis that the carrying value of goodwill exceeded its fair value.

Write off of technology - During the fourth quarter of fiscal 2000, it was determined that products built from technologies acquired from Transformation Techniques, Inc. ("TTI") in 1999 did not meet customers' expectations under certain operating conditions and that these technologies, in fact, could not be remedied.

Accordingly, the Company developed replacement technologies and abandoned the TTI technologies. All TTI amounts carried on the Company's balance sheet have appropriately been written off, and related costs recorded, as follows:

Write off of acquired core technology                      $     762,430
Write off of goodwill                                            266,000
                                                           -------------

Impairment of assets recorded in operating expenses        $   1,028,430
                                                           =============

In addition, the Company recorded in cost of goods sold, inventory write downs and warranty provisions during fiscal 2000 in the amount of $1,568,739.

6.       ACCOUNTS RECEIVABLE

                                                 2002                  2001
                                          ------------------------------------

Accounts receivable - trade               $    1,494,622     $       1,370,805
Other receivables                                 60,135              163,037
Allowance for doubtful accounts                 (212,224)             (635,410)
                                          ------------------------------------

                                          $    1,342,533     $        898,432
                                          ====================================


7.       INVENTORIES

                                                 2002                  2001
                                          ------------------------------------

Finished products                         $    1,258,620     $       1,152,834
Raw materials                                     22,043               681,768
Valuation allowance                              (50,615)             (431,899)
                                          -------------------------------------

                                          $    1,230,048     $       1,402,703
                                          ====================================

                                          Consolidated Financial Statements F-23

                         WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2002, 2001 and 2000

8.       NOTE RECEIVABLE

On February 28, 2001, the Company purchased a promissory note from Platinum Communications Corporation ("Platinum") in the amount of approximately $65,601 (Can $100,000). The note is secured by certain assets of Platinum, bears interest at Canadian prime rate plus 2% and is repayable in 20 equal monthly installments commencing March 1, 2002.

9.       PROPERTY, PLANT AND EQUIPMENT

                                                          Net Book                                        Net Book
                                            Accumulated     Value                         Accumulated       Value
                               Cost        Depreciation     2002              Cost       Depreciation       2001
                          -----------------------------------------------------------------------------------------

Computer software          $   916,902   $    818,555  $    98,347      $  1,218,946   $    900,290    $    318,656
Computer equipment           1,098,653        838,087      260,566         1,242,779        694,521         548,258
Lab equipment and tools      1,010,215        763,674      246,541           972,567        591,272         381,295
Equipment and fixtures         339,994        238,988      101,006           459,745        223,632         236,113
Assets held for lease          171,532         42,185      129,347           184,697         11,735         172,962
Leasehold improvements          70,263         20,594       49,669           163,049        149,245          13,804
                          -----------------------------------------------------------------------------------------

                          $  3,607,559   $  2,722,084  $   885,475      $  4,241,783   $  2,570,695    $  1,671,088
                          =========================================================================================

Capital leases - computer software includes $nil (2001 - 1,714) net of accumulated depreciation of $nil (2001 - $8,568), Computer equipment includes $73,149 (2001 - $127,959) net of accumulated depreciation of $138,380 (2001 -
$83,570), Lab Equipment and tools includes $65,243 (2001 - $138,226) net of accumulated depreciation of $285,342 (2001 - $212,359) and Equipment and fixtures includes $10,904 (2001 - $90,935) net of accumulated depreciation of $18,347 (2001 - $65,548).

The assets held for lease consist of a communication tower and wireless communications equipment which has been leased to a customer on a fixed three-year term. The minimum lease payments receivable under the contracts are $34,750 in 2003 and $22,900 in 2004.

10.      GOODWILL

                                                      2002            2001
                                                  -----------------------------

Cost (Notes 3, 4 and 5)                           $         -       $ 7,281,827
Less: Accumulated amortization                              -         3,284,350
                                                  -----------------------------

                                                  $         -       $ 3,997,477
                                                  =============================
See Note 5

11.      ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

                                                      2002            2001
                                                  -----------------------------

Accounts payable                                   $ 1,656,236      $ 1,528,810
Accrued salaries and benefits                          241,928          208,734
Accrued severance                                      166,667                -
Accrued liability for obsolete inventory
   at third party manufacturers                        161,853           60,000
Accrued audit                                          156,787           91,035
Other accrued liabilities                              324,797          426,341
                                                  -----------------------------

                                                  $  2,708,268      $ 2,314,920
                                                  =============================

                                          Consolidated Financial Statements F-24

                         WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2002, 2001 and 2000

12.      PROMISSORY NOTES

On October 19, 2001, the Company issued promissory notes in the aggregate principal amount of $834,500 and 1,794,175 common stock purchase warrants to the Company's senior management team, certain directors and significant accredited shareholders and received cash proceeds of $834,500. On November 5, 2001, the Company issued, in connection with a second closing, promissory notes in the aggregate principal amount of $165,000 and 354,750 common stock purchase warrants to certain significant accredited shareholders and received cash proceeds of $165,000. The notes bear an interest rate of 8%, compounded annually and are repayable on October 19, 2002. The promissory notes, which had a general security interest over the Company's assets, were redeemable in whole or in part at any time by the Company subject to payment of accrued interest and a repayment premium of 15% of the outstanding principal.

The warrants are exercisable at a price of $0.50 for a period of five years, have registration rights, a cashless exercise feature and, in addition to regular terms and conditions, have a special adjustment clause in the event of a consolidated or reverse split of the Company's common stock.

The net proceeds of the transaction were allocated to the primary financial instruments as follows:

      Promissory notes                   $    759,620
      Class O warrants                        239,880
                                         ------------

      Net cash proceeds                  $    999,500
                                         ============

Under the terms of the notes, if, prior to maturity, the Company makes an offering of its securities, the investors have the option and right to participate in the offering to the extent of the value of their note plus accrued but unpaid interest and the 15% repayment premium. With the completion of the Company's shareholders' rights offering, on December 14, 2001, (see "Shareholders' Rights Offering" under Shareholders' Equity) the beneficial conversion feature ("BCF"), in the amount of $442,695, embedded in the promissory notes was calculated and measured using the intrinsic value of the feature based on the most beneficial conversion available to the investors, was recorded as a reduction of the promissory notes and an increase in accumulated paid in capital.

On December 14, 2001, the senior management and directors of the Company, and certain other holders, returned their notes in exchange for participation in the Company's shareholders' rights offering. Included in the exchange was the nominal value of the notes, in the amount of $567,000, and accrued interest and repayment premium, in the amount of $87,259. As a result of the exchange, the promissory notes returned, which had a book value of $200,665, were accreted to the nominal value, which resulted in a financing expense of $366,335, and with the interest and repayment premium were transferred to share capital.

During the year ended December 31, 2001, $37,120 and $23,896 were charged to the consolidated statements of loss for accretion of the promissory notes and accrual of interest and repayment premium, respectively, for the notes that were not returned. At December 31, 2001, the outstanding nominal value of the remaining notes was $432,500.

Under the terms of the promissory notes, the remaining investors in the promissory notes had the right to demand repayment of the outstanding notes as a result of the Company completing additional financing with net proceeds in excess of $5 million. As a result, on March 28, 2002, the Company repaid the principal amount of $432,500 plus accrued interest and repayment premium. During 2002, $263,607 and $64,726 were charged to the consolidated statements of loss for accretion of the promissory notes and accrual of interest and repayment premium, respectively.

                                          Consolidated Financial Statements F-25

                         WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2002, 2001 and 2000

13.      CONVERTIBLE PROMISSORY NOTES

On December 8, 2000, the Company issued convertible promissory notes in the aggregate principal amount of $5,000,000 to Capital Ventures International ("CVI") and received cash proceeds of $5,000,000, less cash fees of $182,000 and warrants valued at $23,680. The notes bore an interest rate of 6%, compounded annually and were repayable on December 8, 2002, if not converted prior to that date. In connection with the private placement, the Company also issued to CVI Series J and Series K warrants to purchase up to 2,461,538 and 5,907,692 shares of common stock at an exercise price of $3.35 per share and $2.539 per share, respectively. The Series J warrants have a term of five years and contain a cashless exercise feature.

The note agreement provided for the automatic conversion of the principal amount of the notes plus accrued and unpaid interest, subject to certain terms and conditions, into shares of the Company's common stock upon the effectiveness of a registration statement filed with the Securities and Exchange Commission ("SEC") on December 28, 2000. The registration statement was declared effective on March 14, 2001 and, accordingly, the conversion price has been adjusted, based on the provisions of the agreement, to $1.49 per share, which was 90% of the market price at the time of conversion.

In connection with the sale to CVI, the Company agreed to pay Avondale Capital Partners Inc. ("Avondale") a fee equal to 2% of the total aggregate amount of financing received by the Company pursuant to the Securities Purchase Agreement, to a maximum fee of $400,000 plus 50,000 Series M warrants, for its involvement as a consultant in connection with the Securities Purchase Agreement. Upon the First Closing, the Company issued to Avondale Series M warrants to purchase 25,000 shares of common stock at an exercise price of $3.05 per share, which expire on December 8, 2005. The fair value of $23,680 for the warrants has been included in the cost of financing.

The net proceeds of the transaction were allocated to the primary financial instruments, as follows:

      Convertible promissory notes                         $  1,732,346
      Beneficial conversion feature                           1,911,605
      Series J warrants                                       1,195,663
      Series K warrants                                         503,097
      Series M warrants                                          23,680
      Put option                                                117,736
               Call option                                     (516,229)
               Deferred financing costs                        (149,898)
                                                           -------------

      Net cash proceeds                                    $  4,818,000
                                                           ============

The proceeds received were first allocated to the convertible promissory note, the warrants and the options based on the relative fair values of the respective instruments. Then the beneficial conversion feature embedded in the convertible promissory note was calculated and measured using the intrinsic value of the feature based on the most beneficial conversion available to the investor on the commitment date. The Put Option reflects the value of the investor's right to require the company to issue additional convertible promissory notes and warrants. The Call Option reflects the value of the company's right to require the investor to purchase additional convertible promissory notes and warrants.

On March 14, 2001, CVI exercised their right to convert promissory notes in the principal amount of $4,550,000, with a book value of $3,481,699, plus interest of $72,800, for 3,101,249 shares of common stock of the Company. As result, $1,739,560 of the beneficial conversion feature was transferred from other equity to additional paid in capital.

During the second quarter of 2001, CVI informed the Company that it was waiving its option to purchase an additional $7,000,000 worth of shares of common stock. As a result, the Company entered into a separate sale of Convertible Preferred Stock (see "Issue of Convertible Preferred Stock" under Shareholders' Equity).

                                          Consolidated Financial Statements F-26

                         WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2002, 2001 and 2000

The sale of the convertible preferred stock triggered the repricing provisions of the CVI convertible promissory notes and warrant agreements. Accordingly, the conversion rate of the convertible promissory notes was reduced from $1.49 to $1.455 and the exercise prices of the Series J and Series K warrants were reduced from $3.35 and $ 2.539 to $2.80 and $2.48 respectively. The adjustment to the conversion price of the convertible promissory notes resulted in a decrease in the fair value of the convertible promissory notes and an increase in other equity in the amount of $147,794. In addition, the fair value of $113,781 for the changes in the exercise prices of the warrants has been expensed in the cost of financing.

The balance of the promissory notes was converted on December 14, 2001 in conjunction with the Company's shareholders' rights offering. In consideration of the Company allowing CVI to convert into the shareholders' rights offering, CVI returned 1,500,000 Series J warrants for cancellation. As a result, the Company recorded a loss on extinguishment of debt in the amount of $198,300 and the remaining $319,839 of the beneficial conversion feature was transferred from other equity to additional paid in capital. The 5,907,692 Series K warrants, valued at $530,036, had a one-year term and expired unexercised.

During the year ended December 31, 2001, $3,024,445, $1,144,654 and $85,520 were charged to the statement of loss relating to the accretion of interest expense, the adjustment of the conversion price and accrual of interest, respectively. The convertible promissory note was being accreted over the period to its redemption date of December 7, 2002.

The Call Option was amortized over the period of the option and for the year ended December 31, 2001 $408,796 (2000 -$107,433) was charged to the consolidated statements of loss. The Put Option, of $117,736, was credited to the consolidated statements of loss upon its expiration in 2001.

14.      SHAREHOLDERS' EQUITY

A        Authorized share capital

         Preferred shares issuable in series, par value of $0.01 - 5,000,000 shares Common shares, par value of $0.001 - 400,000,000 shares in 2002, 200,000,000 shares in 2001

B        Issued share capital

i) Series B preferred shares - 4,000,000 Series B preferred shares were issued upon the acquisition of Major Wireless Communication Inc. in 1997. The shares were voting and convertible into common shares at a ratio of ten common shares for each preferred share. Each preferred share entitled the holder to 10 votes.

         The shares were held in escrow to be released upon occurrence of certain performance related events. On April 15, 1998, the Company and the Series B preferred shareholders agreed to amend the terms of the preferred shares. The conversion ratio was amended to a ratio of 2.5 common shares for each preferred share. On the same date, the preferred shares were converted into 10,000,000 common shares. These common shares were held in escrow and released upon the occurrence of certain performance related events. Under the original terms, if the specified criteria had not been met by February 7, 2002, the remaining common shares held in escrow could have been cancelled. On September 21, 2001, the Board of Directors extended the escrow period by two years to February 2004.

         In 1999, and prior to any release of the escrow shares, two of the shareholders agreed to donate back to the Company 500,000 shares each. These shares have been received by the Company and returned to treasury.

         The first milestone related to the release of the common shares held in escrow was met with the delivery of prototype product on August 18, 1999. As a result, the Company requested and the Escrow Agent released the first 5% of the shares held under the Escrow Agreement, valued at $534,375. The valuation was based on the closing price of the common stock on August 18, 1999, of $1.1875 per share and was charged to goodwill.

                                          Consolidated Financial Statements F-27

                         WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2002, 2001 and 2000

         During the second quarter of 2000, the second milestone was met with the first of the LMS systems becoming operational in at least one community. As a result, the Company requested and the Escrow Agent released, on May 26, 2000, the second 10% of the shares held under the Escrow Agreement, 900,000 shares of common stock, valued at $3,206,250. The Company charged $712,500 to compensation expense and charged $2,493,750 to goodwill. The valuation was based on the closing price of the common stock on May 26, 2000 of $3.5625 per share.

         During the second quarter of 2001, a third milestone was met with the Company surpassing cumulative gross revenues of $10 million Canadian which results in the release of 25% of the shares held under the Escrow Agreement. The 2,250,000 common shares released were recorded at a fair value of $2,830,500 based on an average stock price of $1.258 at the time the milestone was achieved. The Company charged $629,000 to compensation expense and $2,201,500 to goodwill.

         With the change in terms in September 2001, the escrow arrangement ceased to be related to the original Major Wireless acquisition and is now considered to be in the substance of a stock compensation arrangement. Accordingly, the fair value of the remaining 5.4 million shares held in escrow was charged to the consolidated statement of loss (and not recorded as goodwill) at March 31, 2002, when it was determined probable that the escrow milestones would be met.

         Prior to the determination, one of the escrow shareholders, through mutual agreement, returned 18,750 shares of common stock to the Company for cancellation. The remaining 5,381,250 common shares held in escrow were recorded at a fair value of $914,813 based on the stock price of $0.17 at March 31, 2002. The Company charged $204,000 and $710,813 to the consolidated statement of loss as compensation and selling, general and administration expenses, respectively.

         On April 24, 2002, the Company achieved the fourth milestone and accordingly released 1,345,312 shares of common stock. Based on the stock price of $0.13 on that date, the intrinsic value of the shares released to an employee was reduced by $12,000 from the amount recorded in March. This recovery amount was included in compensation expenses in the consolidated statement of loss.

         On or about June 6, 2002, the Company achieved the fifth milestone and released 1,345,313 shares of common stock. Based on the average stock price of $0.145 during that period, the intrinsic value of the shares released to an employee was reduced by $7,500 from the amount recorded in March. This recovery amount was included in compensation expenses in the consolidated statement of loss.

         At June 30, 2002, the intrinsic value of the shares held in escrow for an employee was reduced by $24,000 from the amount recorded in March, based on the stock price of $0.13 on that date. This recovery amount was included in compensation expenses in the consolidated statement of loss.

         On July 16, 2002, the Company achieved the final milestone and released the remaining 2,690,625 shares of common stock. Based on the stock price of $0.15 on that date, the intrinsic value of the shares released to an employee was increased by $12,000 from the amount recorded at June 30, 2002. This expense amount was included in compensation expenses in the consolidated statement of loss.

         As a result of the determination that achievement of milestones was probable, an amount of $21,569, being the fair value of certain performance based non-employee options, was charged to consulting expense, in March 2002.

                                          Consolidated Financial Statements F-28

                         WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2002, 2001 and 2000
ii) Series C Preferred share units - On June 11, 1998, the Company issued 800,000 preferred share units at a price of $2.50 per unit for cash proceeds of $2,000,000, less costs of $50,000. Each unit consisted of an 8% voting, convertible preferred share and one Series F warrant. Each preferred share may be converted at the option of the holder into one common share for no additional consideration on or before April 30, 2000. Based upon the fair value of the underlying instruments within the preferred share unit, $1,536,343 of the total proceeds, net of costs, was allocated to preferred shares and $413,657 was allocated to the Series F warrants. As the preferred shares were immediately convertible into common shares, the $712,265 difference between the proceeds allocated to preferred shares and the fair value of the underlying common shares has been recorded as a dividend in 1998.

         Each Series F warrant entitles the holder to purchase one common share at the exercise price of $2.50 on or before June 11, 2000. During 2000, all of the Series F warrants were exercised for cash proceeds of $2,000,000.

         During 1999, 36,000 shares of preferred stock were converted to shares of common stock and, in 2000, the balance of 764,000 shares of preferred stock were converted to shares of common stock.

         iii) Common share purchase agreement - Under a Common Share Purchase Agreement dated December 29, 1998, the Company entered into an arrangement to sell up to an aggregate amount of $10,000,000 of common stock in three tranches and to issue four groups of warrants. In 1998, 1,167,860 shares of common stock in the first tranche were issued for gross proceeds of $3,000,000 and in 1999 1,660,945 shares of common stock in the second tranche were issued for gross proceeds of $3,000,000. In 1999, the Company decided not to sell the third and final tranche of shares to investors.

         In 1998, as part of the agreement, the Company issued four groups of warrants to the investors, as follows: 225,000 with an exercise price of $2.00, 225,000 with an exercise price of $2.61, 225,000 with an exercise price of $3.00 and 225,000 with an exercise price of $4.00. Each warrant entitled the holder to acquire one common share at the specified exercise price, and contain a cashless exercise feature. The warrants expire on December 29, 2003.

         In addition, 150,000 warrants with a fair value of $103,686 were issued, in 1998, to a placement agent. Each warrant entitled the holder to acquire one common share at an exercise price of $3.00 per share. The warrants expire on December 29, 2003.

         The initial proceeds less costs of the First Tranche have been allocated between common stock and warrants, based on the respective relative fair values, as follows:

                  Common stock                $2,136,846
                  $2.00 warrant                  124,980
                  $2.61 warrant                  117,662
                  $3.00 warrant                  113,607
                  $4.00 warrant                  104,800

         During 2000, the investors exercised all of the warrants with exercise prices of $2.00, $2.61 and $3.00 and 191,249 warrants with an exercise price of $4.00, for total proceeds of $2,477,246. In addition, the placement agent's warrants to purchase 150,000 shares of common stock at $3.00, with an assigned value of $103,686, were exercised using the cashless exercise feature. This resulted in the issuance of 107,522 common shares and the return and cancellation of the balance of 42,478 warrants.

iv) Series G Warrants - As a commitment fee for the right to issue up to $2,000,000 in convertible debentures to certain investors, the Company issued, on December 15, 1998, the investors warrants to purchase 500,000 common shares at an exercise price of $1.50 per share. The warrants expire on December 15, 2003. The warrants have been recorded at their fair value of $313,325 with the costs charged to the consolidated statements of loss in 1998. The Company terminated the debenture agreement on January 8, 1999 without drawing any funds.

v) Series H Warrants - On June 29, 1999, the Company issued, for services rendered, warrants to purchase 500,000 common shares at an exercise price of $2.00 per share, up to June 29, 2004. The warrants have been recorded at their fair value of $295,120 with the costs charged to the consolidated statements of loss in 1999. During 2000, all of the warrants were exercised for cash proceeds of $1,000,000.

                                          Consolidated Financial Statements F-29

                         WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2002, 2001 and 2000

vi) Loan Agreement - On October 15, 1999, the Company entered into a loan agreement with AMRO International, S.A. ("AMRO") under which the Company borrowed from AMRO $1,500,000 payable on or before May 23, 2000. Under the terms of the agreement, the Company paid interest at 10% per annum and was subject to a repayment premium of 5% of the outstanding balance if the loan was repaid within 120 days or a 10% premium if paid after 120 days.

         Pursuant to the loan agreement the Company issued warrants to purchase 180,000 common shares at an exercise price of $1.01 per share, up to October 31, 2003. The warrants have been recorded at their fair value of $64,978 with the costs charged to the consolidated statement of loss in 1999.

         The loan was repaid in full on December 23, 1999. During 2000, all of the warrants were exercised for cash proceeds of $181,800.

vii) Common Stock Purchase Agreement - Under a Common Stock Purchase Agreement, dated October 18, 1999, the Company agreed to sell and the investor agreed to buy up to $5,000,000 in common shares of the Company. Pursuant to the agreement, the Company issued warrants to purchase 200,000 common shares at an exercise price of $1.01 per share, up to October 31, 2003. The warrants have been recorded at their fair value of $72,198 with the costs charged against the investment made in December 1999. During 2000, all of the warrants were exercised for cash proceeds of $202,000.

         In December 1999, the investor purchased 400,000 shares of common stock at $1.35 per share, for cash proceeds of $540,000 less fees of $33,400.

         In connection with the public underwriting completed on December 23, 1999, the investor agreed to the termination of the Common Stock Purchase Agreement and committed to purchase $4,000,000 in common stock units.

         During 1999, the investor purchased 1,525,926 common share units, consisting of one common share and a half of a common share purchase warrant, at $1.35 per unit, for cash proceeds of $2,060,000, less fees of $125,600. Based on the fair value of the underlying instruments within the common share units, $1,625,815 of the total proceeds was allocated to common shares and the balance of $308,585 was allocated to the warrants. During 2000, the investor exercised all of the 762,963 warrants for cash proceeds of $1,525,926.

         In January 2000, the investor purchased the balance of 1,437,036 common share units for cash proceeds of $1,940,000, less fees of $117,408. Based on the fair value of the underlying instruments within the common share unit, $1,496,468 of the total proceeds was allocated to common shares and the balance of $326,124 was allocated to the warrants. During 2000, the investor exercised all of the 718,518 warrants for cash proceeds of $1,437,036.

viii) Public Underwriting - On December 20, 1999, the Company entered into an underwriting agreement with Groome Capital.com Inc. ("Groome"). Under the terms of the agreement, the Company sold 4,444,444 common stock units, consisting of one common share and one-half common share purchase warrant, for $1.35 per unit. The sale of units was completed on December 23, 1999 and the Company received cash proceeds of $6,000,000, less fees of $607,500. In addition, the Company issued to Groome 444,444 underwriter warrants, which provide Groome with the right to purchase 444,444 common share units at $1.35 per unit for up to two years after the offering. Based on the fair value of the underlying instruments within the common share unit, $4,069,664 of the total proceeds was allocated to common shares, $898,792 was allocated to the share purchase warrants and $424,044 was allocated to the underwriter warrants.

         During 2000, all of the underwriter warrants were exercised for cash proceeds of $600,000. This resulted in the issuance of 222,222 additional common share purchase warrants, valued at $201,616. In addition, during the year, 1,844,176 of the common share purchase warrants, valued at $857,626, were exercised for cash proceeds of $3,688,352. The remaining 600,268 warrants, with a value of $242,782, expired unexercised on December 21, 2001.

                                          Consolidated Financial Statements F-30

                         WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2002, 2001 and 2000

ix) Warrants issued in connection with a Strategic Partnership Agreement - On March 9, 2000, the Company entered into a Strategic Partnership Agreement with VoIP International S.A. de C.V. ("VoIP"), a company incorporated in Mexico. Under the terms of the agreement, the Company granted VoIP exclusive rights to market the Company's products in Mexico in exchange for commitments from VoIP to procure a minimum of $28,000,000 of the Company's products. As an incentive, the Company issued to VoIP 4,500,000 Common Stock Purchase Warrants which VoIP would earn based on achievement of the minimum procurement commitments. In addition, the Company issued 55,000 Common Stock Purchase Warrants to an agent in connection with this transaction.

         On December 8, 2000, the Company notified VoIP that it had cancelled the Agreement for lack of performance. With the cancellation of the Agreement, the warrants for both VoIP and the agent cannot be earned and are, therefore, cancelled.

x) Warrants issued in connection with Investment banking services - On April 25, 2001, the Company issued 350,000 Series M-1 warrants to the Company's investment bankers for services rendered. The Series M-1 warrants have a term of three years and have an exercise price of $1.63 per share. The fair value of $117,128 was charged to the statement of loss as a consulting expense.

xi) Issue of Convertible Preferred Stock - On June 4, 2001, the Company issued 30,000 shares of Series D 5% convertible preferred stock, with a par value of $0.01 per share and Series N warrants to purchase 877,193 shares of common stock, to Crescent International Ltd. ("Crescent") for cash consideration of $3,000,000, less cash expenses of $423,285 and the $22,007 fair value of 61,404 Series M-2 warrants issued to the Company's investment bankers. Based upon the fair value of the underlying instruments, $2,215,798 of the total proceeds, net of costs, was allocated to preferred shares and $338,910 was allocated to the Series N warrants. The Series D 5% convertible preferred stock has a liquidation preference of $100 per share.

         The beneficial conversion feature (BCF) embedded in the convertible preferred stock was calculated to be $1,043,832 using the intrinsic value of the feature based on the most beneficial conversion available to the investor on the commitment date. The shares of preferred stock were accreted by $1,043,832, to their redemption value, with a corresponding charge to accumulated deficit.

         The Series D convertible preferred stock is convertible to shares of common stock at the liquidation preference value divided by the lesser of; a) $1.3772 or b) 95% of the average of the lowest three consecutive closing bid prices during the twenty-two trading day period immediately preceding the Conversion Date. The Series N warrants have a term of five years and an exercise price of $1.71 per share and contain a cashless exercise feature. The Series M-2 warrants have a term of three years and an exercise price of $1.71.

         During 2002, 12,300 shares of the Series D 5% convertible preferred stock were converted to 7,901,801 shares of common stock. During the fourth quarter of 2001, 1,000 shares of the Series D 5% convertible preferred stock were converted to 317,317 shares of common stock.

xii) Sale of Common Stock - On December 18, 2001, the Company completed the sale of 300,000 shares of common stock for cash proceeds of $132,000.

xiii) Shareholders' Rights Offering - On December 14, 2001, the Company issued 10,675,919 common shares and Series P warrants to purchase 10,675,919 common shares, under a Shareholders' rights offering. Of the total, 7,832,439 common shares and warrants each were issued for cash consideration of $3,132,976, less cash expenses of $935,102. In connection with the rights offering, the company issued 208,723 underwriter warrants to the Company's investment bankers with a fair value of $50,459. The Series P warrants were allocated a value of $608,436. The remaining 2,843,480 shares and warrants each were issued as a result of; 1) the return for cancellation of promissory notes, including interest and repayment premium, 2) conversion of convertible promissory notes, including interest, and 3) cancellation of 1,500,000 Series J warrants. This resulting in increased accumulated paid in capital and other equity of $1,647,707 and $188,254 respectively. During 2002, the Company determined that it had over accrued $3,480 of costs and increased additional paid in capital by this amount.

                                          Consolidated Financial Statements F-31

                         WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2002, 2001 and 2000

         The Underwriters' warrants provide for the purchase of common stock units consisting of one share of common stock and one Series P warrant. They have a term of three years, an exercise price of $0.40 per unit and contain a cashless exercise feature. The Series P warrants have a term of three years, an exercise price of $0.50 per share and are callable if the Company's common stock closes at over $1.50 for a period of 30 consecutive trading days.

xiv) Sale of Common Stock - During March, 2002, the Company issued 30,096,662 shares of common stock for cash consideration of $4,497,000, less costs of $165,734.

C        Warrants

         The Company has several series of warrants outstanding at December 31, 2002 as follows:

                                                                Weighted Average
                  Exercise Prices     Number Outstanding         Remaining Life
                       $0.40                 208,723                23 months
                       $0.50              12,824,844                27 months
                       $1.50                                        11 months
                                             500,000

                       $1.63                 350,000                16 months
                       $1.71                                        39 months
                                             938,597

                       $2.80                 961,538                35 months
                       $3.05                                        35 months
                                              25,000

                       $4.00                  33,751                11 months
                                          ----------

                   $0.40 - $4.00          15,842,453
                                          ==========

D        Other Equity

                                                                     2002           2001            2000
                                                              ----------------------------------------------

         Stock option extension from 1997 plan                $   9,309,048     $ 10,661,518    $ 10,661,518
         Stock options to non-employees                             127,662          106,092          29,747
         Stock options to employees that vested on performance      768,782          768,783         585,582
         Options issued below market to employees                   204,000                -               -
         Beneficial conversion                                            -                -       1,911,605
         Warrants                                                 2,212,339        2,212,339       2,294,267
                                                              ----------------------------------------------

                                                              $   12,621,831    $ 13,748,732    $ 15,482,719
                                                              ==============================================

E        Employee Stock Option Plans

Employee Stock Option (1997) Plan -

During 1997, the Company authorized an Employee Stock Option Plan for a total of 5,000,000 common shares that may be awarded to employees and certain consultants. During 1998, the Company amended the plan to authorize an additional 1,250,000 common shares. Each option under the incentive plan allows for the purchase of one common share and expires not later than three years from the date granted. The options are subject to various vesting and performance requirements as outlined in the plan and any unvested options may be cancelled if employment is terminated. Generally, for employees the options vest at 5% per complete month from date of award and for non-employees are earned out over their contract period.

                                          Consolidated Financial Statements F-32

                         WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2002, 2001 and 2000


On July 7, 2000, at the Company's annual general meeting of shareholders, a resolution was passed extending the life of all the outstanding options awarded to the then current employees and non-employee consultants under the Company's Employee Stock Option (1997) Plan.

A modification that either renews a fixed award or extends the award's period
(life) results in a new measurement of compensation cost as if the award were newly granted. Accordingly, for the fixed awards to employees, the difference between the fair market value of the shares of Common Stock at the time of the extension and the time of the original award was recorded as a compensation expense to the Company. At July 7, 2000, the total charge to compensation expense, related to the extension of the fixed awards, based on a closing stock price of $8.75 per share, was $11,099,858.

During 2002, employees exercised none of the extended options (2001 - none, 2000
- 58,000 for $438,000). During 2002, options to purchase 194,375 shares of Common Stock expired unexercised. As a result, the $1,352,470 fair market value of these options was transferred from other equity to additional paid-in capital.

1999 Incentive and Nonqualified Stock Option Plan -

During 1999, the Company authorized a new option plan for a total of 3,000,000 common shares that may be awarded to the employees and certain consultants. Each option under the incentive plan allows for the purchase of one common share, which expires not later than ten years from the date of grant. The options are subject to various vesting and performance requirements as outlined in the plan and any unvested options may be cancelled if employment is terminated. Generally, for employees the options vest equally over a three year period following the date of award.

Employee Stock Option (2000) Plan -

During 2000, the Company authorized a new option plan for a total of 6,000,000 common shares that may be awarded to the employees and certain consultants. Each option under the incentive plan allows for the purchase of one common share, which expires not later than ten years from the date of grant. The options are subject to various vesting and performance requirements as outlined in the plan and any unvested options may be cancelled if employment is terminated. Generally, for employees, the options vest equally over a three year period following the date of award.

Employee Stock Option (2002) Plan -

During 2002, the Company authorized a new option plan for a total of 6,000,000 common shares that may be awarded to the employees and certain consultants. Each option under the incentive plan allows for the purchase of one common share, which expires not later than ten years from the date of grant. The options are subject to various vesting and performance requirements as outlined in the plan and any unvested options may be cancelled if employment is terminated. Generally, for employees, the options vest equally over a three year period following the date of award.

On November 6, 2002, principally as compensation for accepting salary deferrals or reductions, the Board of Directors of the Company awarded 2,525,000 stock options, exercisable at $0.01per share, to the Company's staff and certain management. These options vest equally over four quarters and were recorded as compensation options. As such, the intrinsic value on the date of grant of $204,000 was recorded as other equity in shareholders' equity with a corresponding charge to deferred compensation. The deferred compensation charge will be amortized in the consolidated statement of loss over the vesting period. In 2002, the Company recorded compensation expense related to these options of $30,740.

                                          Consolidated Financial Statements F-33

                         WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2002, 2001 and 2000


Stock options to employees, directors and consultants are summarized as follows:

                                                                                                         Weighted
                                                                                                          Average
Granted to Employees and Directors                                           Number    Exercisable    Exercise Price
--------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                                              6,228,500     3,196,447        $    1.31

Granted to employees and directors @ $1.31 - $13.81                       3,193,192                           7.55
Cancelled on termination                                                   (175,270)                          3.23
Exercised                                                                (1,507,220)                          1.14
------------------------------------------------------------------------------------------------------------------

Balance at December 31, 2000                                              7,739,202     3,302,360        $    3.93

Granted to employees and directors @ $0.43 - $2.38                        2,338,829                           0.80
Cancelled on termination                                                 (1,069,866)                          3.69
Exercised                                                                   (28,900)                          1.05
------------------------------------------------------------------------------------------------------------------

Balance at December 31, 2001                                              8,979,265     4,123,497        $    3.15

Granted to employees and directors @ $0.01 - $0.16                        4,090,700                            .07
Cancelled on termination                                                 (1,727,392)                          3.07
Exercised                                                                         -                              -
------------------------------------------------------------------------------------------------------------------

Balance at December 31, 2002                                             11,342,573     6,666,173        $    2.05
==================================================================================================================

                                                                                                         Weighted
                                                                                                          Average

Granted to Consultants                                                       Number    Exercisable    Exercise Price
--------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                                                528,035       154,102        $    0.54

Granted to consultants @ $10.00                                              10,000                          10.00
Cancelled                                                                   (22,075)                          3.34
Exercised                                                                  (186,625)                          0.53
------------------------------------------------------------------------------------------------------------------

Balance at December 31, 2000                                                329,335        15,230        $    0.67

Granted to consultants                                                            -
Cancelled                                                                         -
Exercised                                                                   (10,000)                          0.50
------------------------------------------------------------------------------------------------------------------

Balance at December 31, 2001                                                319,335        97,614        $    0.67

Granted to consultants

Cancelled                                                                         -
Exercised                                                                         -

Balance at December 31, 2002                                                319,335       319,335        $    0.67
==================================================================================================================

                                          Consolidated Financial Statements F-34

                         WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2002, 2001 and 2000


                               Number           Weighted Average                               Number         Weighted Average
           Range of        Outstanding at       Exercise Price of     Weighted Average     Exercisable at      Exercise Price
           Exercise          December 31           Outstanding         Remaining Life       December 31,       of Exercisable
            Prices              2002                 Options              (months)              2002              Options
----------------------- --------------------- -------------------- --------------------- ----------------- ---------------------
             $0.01            2,525,000              $ 0.01                 118                     -          $       -
         $0.14 - $0.16        1,155,000                0.16                 109               100,000               0.16
             $0.43            1,291,000                0.43                 105             1,291,000               0.43
         $0.50 - $0.56        1,308,535                0.55                  90             1,308,535               0.55
         $0.91 - $2.00        1,521,509                1.31                  90             1,364,150               1.30
             $2.03            1,667,650                2.03                  76             1,604,217               2.03
         $2.06 - $10.00       2,193,214                7.57                  84             1,317,606               7.19
                              ---------               -----                 ---             ---------              -----

         $0.01 - $10.00      11,661,908              $ 2.01                  97             6,985,508              $2.26
                             ==========              ======                 ===             =========              =====

The weighted average exercise price for the exercisable options for 2001 was $3.57 (2000 - $3.76)

Non-employee and Performance Based Options -

Options granted to consultants, and performance based options granted to employees, are valued when earned and probable that the options will vest and the value continues to be adjusted until actual vesting is achieved. The Company did not grant any non-employee options or any performance based employee options during 2002. At December 31, 2002 all outstanding non-employees options had vested (2001 - 221,720 unvested, 2000 - 314,105 unvested) and all performance based employee options had vested (2001 -1,559,000 unvested, 2000 - 2,207,750 unvested). The non-employee options referred to above and all of the performance based employee options, which were issued in prior years, vested based on the escrow agreement milestones (Note 15B(i)).

The fair value of each stock option granted to consultants was estimated on the date the consultant earned the option using the Black-Scholes option-pricing model. The following weighted average assumptions were used in the model: nil annual dividends (2001 - nil, 2000 - nil), expected volatility of 90% (2001 - 90%, 2000 - 90%), risk-free interest of 4.50% (2001 - 4.50%, 2000 - 5.76%) and expected life of five years (2001 - five years, 2000 - three years). The Company estimates that approximately 20% of options will expire prior to exercise. The weighted average fair value of the stock options granted in 2002 was nil (2001 - nil, 2000 - $2.98).

The remeasurement of the fair value of the non-employee options through the vesting period resulted in a charge to the 2002 consolidated statement of loss of $21,569 (2001 - $85,612, 2000 - $92,301).

The remeasurement of the intrinsic value of the performance-based options awarded to employees through the vesting period resulted in no charge to compensation expense in the 2002 consolidated statement of loss (2001 - $183,200, 2000 - $552,819).

Fixed Option Awards -

For disclosure purposes, the fair value of each stock option granted to employees was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for stock options granted in 2002: nil annual dividends (2001 - nil, 2000 - nil), expected volatility of 90% (2001 - 90%, 2000 - 90%), risk-free interest of 4.50% (2001 - 4.50%, 2000 - 5.76%) and expected life of five years (2001 - five years, 2000 - five years). The Company estimates that approximately 20% of options will expire prior to exercise. The weighted average fair value of the stock options granted in 2002 was $0.07 (2001 - $0.80, 2000 - $7.55).

                                          Consolidated Financial Statements F-35

                         WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2002, 2001 and 2000


The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock option plans have characteristics significantly different from those of traded options, and because change in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

F       Employee Stock Purchase (2000) Plan

During 2000, the Company authorized a new employee stock purchase plan for a total of 3,000,000 common shares that may be purchased by employees at 85% of the lower of the closing price of the Company's common stock at the beginning or ending date of each plan period. In 2002, the Company sold 401,725 shares of common stock for cash proceeds of $40,266. In 2001, the Company sold 168,398 shares of common stock for cash proceeds of $159,095.

15.      COMMITMENTS AND CONTINGENCIES

Obligation under Capital Lease

                                                                    2002
                                                              ---------------
Gross Lease commitments:

2003                                                          $        13,901
2004                                                                    6,170
                                                              ---------------

                                                                       20,071
Less: Imputed interest                                                  1,973
                                                              ---------------

                                                                       18,098
Less: Current portion                                                  12,094
                                                              ---------------

Long-term obligation under capital lease                      $         6,004
                                                              ===============

Operating Leases
2003                                                          $       369,282
2004                                                                  141,453

The Company rents office space with remaining terms of less than 2 years. The Company incurred rental expenses in 2002 of $529,141 (2001 - $708,038 and 2000 - $652,104).

Contract Manufacturers

The Company provides its contract manufacturers with ongoing production forecasts to enable them to forecast and procure required parts. Under the terms of the Agreements with the contract manufacturers, the Company has committed to assume liability for all parts required to manufacture the Company's forecast products for the next 13 weeks and all final assembly costs for the forecast products for the next 4 weeks, on a rolling basis. These obligations amount to approximately $1,389,000. Total purchases from contract manufacturers were $4,607,941 in 2002 (2001 - $4,256,858, 2000 - $2,150,563). Management believes that, should it be necessary, they could find alternative contract manufacturers without significant disruption to the business.

Employment Agreements

The Company has entered into employment agreements with certain key employees. These agreements include provisions relating to salaries and bonuses, severance payments and non-competition among others.

                                          Consolidated Financial Statements F-36

                         WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2002, 2001 and 2000


Litigation

As of December 31, 2002, there are no litigation matters outstanding against the Company.

16.      SUPPLEMENTARY DISCLOSURE OF CASH FLOW INFORMATION

                                                                  2002               2001               2000
                                                          -----------------------------------------------------
Net changes in working capital items
    relating to operations

Accounts receivable                                       $      (493,652)    $      417,196     $  (1,536,885)
Due from contract manufacturers                                   (12,142)         1,086,497        (1,127,792)
Prepaid expenses and other assets                                 263,436            118,300          (190,224)
Inventory                                                         152,721            193,856        (2,653,078)
Accounts payable and accrued liabilities                          308,768         (1,907,686)        1,650,008
Consideration payable on business combination                    (105,256)            23,872                 -
Notes payable                                                           -            (24,659)                -
Deferred revenue                                                   (6,887)          (154,622)          186,430
                                                          ----------------------------------------------------

                                                          $       106,988     $     (247,246)    $  (3,671,541)
                                                          =====================================================

Cash paid during the year for:

   Interest                                               $        29,253     $       34,231     $      61,860

Non-cash investing and financing activities

   Stock released from escrow                             $       883,313     $    2,201,500     $   2,493,750
   Conversion of convertible promissory
     notes to common shares                                             -          5,105,934                 -
   Conversion of promissory notes to common shares                      -            654,258                 -
   Capital lease additions                                              -             37,155           370,711
   Accounts receivable exchanged for assets for lease                   -             84,824                 -
   Disposal of capital lease                                       30,987             40,769                 -
   Consideration payable for acquisition                                -            973,161         1,534,917
   Conversion of warrants                                               -                  -           103,686


17.      RELATED PARTY TRANSACTIONS

During the year, a total of $30,044 (2001 - $18,745 and 2000 - $25,283) was paid or payable to directors and officers or to companies related to them for their management and administrative services. During 2001, in connection with the sale of promissory notes, management and directors purchased $176,000 of promissory notes. Accrued interest, repayment premium and the total principal, in the amount of $200,367, were converted into the shareholders' rights offering, in 2001.

                                          Consolidated Financial Statements F-37

                         WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2002, 2001 and 2000

18.      NON-CASH INTEREST EXPENSES

                                                                  2002              2001                2000
                                                          ----------------------------------------------------

Accretion of promissory notes                             $      263,607      $      424,461     $           -
Accrued interest expense on consideration payable on
  business combination                                                 -              65,872            45,000
Accrued interest and repayment premium
  on promissory notes                                                  -             111,155                 -
Accretion of interest on convertible promissory notes                  -           3,024,445           102,954
Adjustment of conversion price of notes                                -           1,144,654                 -
Accrued interest on convertible promissory notes                       -              85,520                 -
Amortization of deferred financing expense                             -             149,898                 -
Amortization of call option                                            -             408,796           107,433
Financing expense due to change in exercise price                      -             113,781                 -
Expiry of put options                                                  -            (117,736)                -
                                                          ----------------------------------------------------

Non-cash interest expenses                                $      263,607      $    5,410,846     $     255,387
                                                          ====================================================

19.      INCOME TAXES

Net loss before income tax expense for each year is summarized as follows:

                                                                     2002            2001              2000
                                                          ----------------------------------------------------
United States                                             $       6,738,920   $    15,264,526   $   21,458,701
Canada                                                            3,218,266         4,907,697        9,810,052
Australia                                                         1,292,516         1,320,727         360,907
                                                          ----------------------------------------------------

Net loss before income taxes                              $      11,249,702   $    21,492,950   $   31,629,660
                                                          ====================================================

US statutory rate at 35%                                  $       3,937,000   $     7,522,000   $   11,070,000
Amounts permanently not deductible for income tax purposes       (1,656,000)       (2,584,000)      (4,734,000)
Foreign income tax rate differential                                271,000           406,000        1,045,000
Net operating loss and temporary differences for which
no benefit was recognized                                        (2,552,000)       (5,344,000)      (7,223,955)
                                                        ------------------------------------------------------

Deferred income tax recovery                              $               -   $             -   $      157,045
                                                          ====================================================

Deferred income tax assets/(liabilities) consist of the following:

                                                                     2002           2001               2000
                                                          ----------------------------------------------------

Net operating loss carry forwards                         $       17,103,000  $    14,559,000    $  11,776,000
Property, plant and equipment                                        133,000           92,000          722,000
Other                                                                 13,000          120,000                -
                                                          ----------------------------------------------------

Net deferred income tax assets                                    17,249,000       14,771,000       12,498,000
Valuation allowance                                              (17,249,000)     (14,771,000)     (12,498,000)
                                                          ----------------------------------------------------

                                                          $                -  $             -    $           -
                                                          ====================================================

                                          Consolidated Financial Statements F-38

                         WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2002, 2001 and 2000

The Company provides a valuation allowance for deferred income tax assets when it is more likely than not that some portion or all of the net deferred income tax assets will not be realized. Based on a number of factors, including the lack of a history of profits and that the market in which the Company competes is intensely competitive and characterized by rapidly changing technology, management believes that there is sufficient uncertainty regarding the realization of deferred income tax assets that a full valuation allowance has been provided. The deferred income tax valuation allowance increased in 2002 by $2,478,000 (2001 - $2,273,000, 2000 - $7,760,000).

As of December 31, 2002, the Company had available net operating loss carry forwards for United States, Canadian and Australian purposes of approximately $30,520,000, $21,534,000 and $659,000, respectively. The United States net operating loss carry forwards begin to expire in 2008, the Canadian net operating loss carry forwards begin to expire in 2004 and the Australian net operating losses begin to expire in 2020. The net operating losses are subject to certain Canadian and United States restrictions that may apply on any change in the control of the Company and which could adversely affect the amounts and benefits to be derived therefrom.

20.      LOSS PER SHARE

The warrants, which could result in the issue of 15,842,453 additional shares of common stock (Note 14C) and the options, exercisable at a price above the closing sale price of the common stock of $0.11 on December 31, 2002, which could result in the issue of 11,661,909 additional shares of common stock (Note
14E) have not been included in the loss per share calculation as they are anti-dilutive. The shares held in escrow pertaining to the Major Wireless Communication Inc. transaction (Note 14B(i)) have not been included in the loss per share calculation for 2001 and 2000 as they were contingently issuable shares.

                                                                    Year ended December 31, 2002
                                                               Loss             Shares           Per Share
                                                           (Numerator)       (Denominator)          Amount

Basic and fully diluted LPS
  Loss attributable to common shareholders                $11,249,702         105,261,533         $0.11
                                                          =============================================

                                                                    Year ended December 31, 2001
                                                               Loss             Shares           Per Share
                                                           (Numerator)       (Denominator)         Amount

Net Loss                                                 $ 21,492,950
Add:  Deemed dividend on beneficial conversion
      (Note 14B(xi))                                        1,043,832
                                                         ------------
Basic LPS

  Loss attributable to common shareholders               $ 22,536,782          60,269,617        $0.374
                                                         ==============================================

                                                                    Year ended December 31, 2000
                                                               Loss             Shares           Per Share
                                                           (Numerator)       (Denominator)         Amount

Net Loss                                                  $ 31,472,615
Add:  Cash dividends paid on preferred stock in year            31,109
                                                          ------------
Basic LPS

  Loss attributable to common shareholders                $ 31,503,724         53,203,750           $0.59
                                                          ===============================================

                                          Consolidated Financial Statements F-39

                         WaveRider Communications Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended December 31, 2002, 2001 and 2000

21.      SEGMENTED INFORMATION

INDUSTRY SEGMENTS

The Company operates in one industry segment: wireless data communications product.

GEOGRAPHIC SEGMENTS

The Company operated in the following geographic segments;

                                                                      Year Ended December 31,

Revenue by region                                             2002                2001              2000
                                                       ---------------------------------------------------
United States                                          $    5,196,196       $   1,909,912      $    899,334
Australia                                                   2,067,790           3,078,879           699,878
United Arab Emirates                                              (1)           1,030,125               (1)
Canada                                                        690,325             490,661         1,314,968
Rest of world                                               1,054,605           1,294,440         1,218,812
                                                       ----------------------------------------------------

                                                       $    9,008,915       $   7,804,017      $  4,132,992
                                                       ====================================================

(1) Less than 10% of consolidated revenue.

                                                                      Year ended December 31, 2002

                                                            Canada            Australia            Total
                                                       ----------------------------------------------------
Property, plant and equipment                          $      790,009       $      95,466      $    885,475
                                                       ====================================================

                                                                   Year ended December 31, 2001

                                                           Canada              Australia           Total
                                                       ----------------------------------------------------
Property, plant and equipment                          $    1,524,076       $     147,012      $  1,671,088
Goodwill                                                    2,843,090           1,154,387         3,997,477
                                                       ----------------------------------------------------

                                                       $    4,367,166       $   1,301,399      $  5,668,565
                                                       ====================================================

22.      COMPARATIVE FIGURES

Certain comparative amounts have been reclassified to correspond with the current year's presentation.

Corporate Information

BOARD OF DIRECTORS

D. Bruce Sinclair
Chief Executive Officer
WaveRider Communications Inc.
Toronto, Ontario

Gerry Chastelet (1) (2)
Board Director and Advisor
Clearwater, Florida

John E. Curry, CA (2)
President
Hydrovane Self Steering Inc.
Vancouver, British Columbia

Cameron A. Mingay (1)
Lawyer, Partner
Cassels, Brock & Blackwell LLP
Toronto, Ontario

Dennis R. Wing (2)
President and CEO
Fahnestock Canada Inc.
Toronto, Ontario

(1)      Member of Compensation Committee
(2)      Member of Audit Committee

EXECUTIVE OFFICERS
D. Bruce Sinclair
Chief Executive Officer

Charles W. Brown
Executive Vice President

T. Scott Worthington, CA
Vice President and Chief Financial Officer, Corporate Secretary

AUDITORS AND TAX ADVISORS
Wolf & Company, P.C.
Chartered Accountants
Boston, Massachusetts

LEGAL ADVISORS
Foley Hoag LLP
Boston, Massachusetts

Cassels, Brock & Blackwell
Toronto, Ontario

TRANSFER AGENT
Corporate Stock Transfer
Denver, Colorado

STOCK EXCHANGE SYMBOL
WAVC.OB (OTC-BB)


OFFICES
Executive and Administration
WaveRider Communications Inc.
255 Consumers Road, Suite 500
Toronto, Ontario
Canada M2J 1R4
Telephone: (416) 502-3200
Fax: (416) 502-2968
Website: www.waverider.com
Email: info@waverider.com

Investor Relations
(416) 502-3265
Email: investors@waverider.com

Subsidiary Offices
WaveRider Communications (Australia) Pty Ltd.
Unit 1, 2 Dunlop Street
Bayswater, VIC
Australia, 3153
Telephone: +(613) 8727 9200
Fax: +(613) 9738 0760

JetStream Internet Services Inc.
#195K, 1151 - 10 Ave., S.W.
Salmon Arm, British Columbia
Canada V1E 1T3
Telephone: (250) 832-0911
Fax: (250) 832-0062
Website: www.jetstream.net


                          WaveRider Communications Inc.
         255 Consumers Road, Suite 500, Toronto, Ontario, Canada M2J 1R4
                  Telephone: (416) 502-3200 Fax: (416) 502-2968
              Website: www.waverider.com Email: info@waverider.com

                              [FORM OF PROXY CARD]

                          WAVERIDER COMMUNICATIONS INC.

PROXY             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints T. Scott Worthington and Cameron A. Mingay, and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of the Common Stock of WaveRider Communications Inc., a Nevada corporation (the "Company"), held of record by the undersigned on July 7, 2003 at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Radisson Hotel Toronto East, 55 Hallcrown Place, Toronto, Ontario Canada M2J 4R1, on Thursday, September 4, 2003, at 2:00 p.m., local time, or at any adjournment or postponement thereof, upon the matters set forth below, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged.

1. ELECTION OF DIRECTORS, each to serve until the next annual Meeting of shareholders of the Company or until their respective successors all have been duly elected and qualified.

         [  ]     FOR all nominees listed below
                           (except as marked to the contrary).
         [  ]     WITHHOLD AUTHORITY to vote for all nominees listed below.

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.)

GERRY CHASTELET      JOHN CURRY           MICHAEL MILLIGAN
CAMERON MINGAY       BRUCE SINCLAIR       DENNIS WING

2. PROPOSAL TO APPROVE a plan of recapitalization that will result in a reverse stock split of our common stock based on one of four ratios to be determined by our board of directors.

         [  ]  FOR              [  ]  AGAINST              [  ]  ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED ABOVE; FOR THE APPROVAL OF PLAN OF RECAPITALIZATION THAT WILL RESULT IN A REVERSE STOCK SPLIT OF OUR COMMON STOCK BASED ON ONE OF FOUR RATIOS TO BE DETERMINED BY OUR BOARD OF DIRECTORS.

               Please complete, sign and date this proxy where indicated and return it promptly to:

                       Mr. T. Scott Worthington, Vice President and Chief Financial Officer WaveRider Communications Inc., 255 Consumers Road, Suite 500, Toronto, Ontario Canada M2J 1R4

Date: _____________, 2003

                     Signature:
                               -------------------------------------------------

                     Name (Print):
                                  ----------------------------------------------

                     Signature (if held jointly):
                                                 -------------------------------

                     Name (Print - if held jointly)
                                                    ----------------------------

Registered Address:   __________________________________________________________

________________________________________________________________________________

(Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)